PROSPECTUS

                                                          Pursuant to Rule 424B3
                                                      Registration No: 333-68722
                                                                    333-68722-24
                                                                    333-68722-23
                                                                    333-68722-22
                                                                    333-68722-21
                                                                    333-68722-20
                                                                    333-68722-14
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                                                                    333-68722-11
                                                                    333-68722-10
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                                                                    333-68722-08
                                                                    333-68722-07
                                                                    333-68722-06
                                                                    333-68722-05
                                                                    333-68722-04
                                                                    333-68722-03
                                                                    333-68722-02
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                                                                    333-68722-16
                                                                    333-68722-15
                                                                    333-68722-12


                                [LOGO OF AIRGAS]

                                  Airgas, Inc.

                               OFFER TO EXCHANGE

               Up to $225,000,000 Principal Amount Outstanding of
                   9.125% Senior Subordinated Notes due 2011
                                      for
                           a Like Principal Amount of
                   9.125% Senior Subordinated Notes due 2011

    The new 9.125% Senior Subordinated Notes due 2011 will be free of the transfer restrictions that apply to our outstanding unregistered 9.125% Senior Subordinated Notes due 2011 that you currently hold, but will otherwise have substantially the same terms of these outstanding old notes. This offer will expire at 12:00 (midnight), New York City time, on October 16, 2001, unless we extend it. The new notes will not trade on any established exchange.

                               ----------------

    Please see "Risk Factors" beginning on page 11 for a discussion of certain factors you should consider in connection with the exchange offer.

                               ----------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------


               The date of this prospectus is September 17, 2001.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Disclosure Regarding Forward-Looking Statements............................  ii
Industry and Market Data................................................... iii
Where You Can Find More Information........................................ iii
Incorporation of Documents by Reference.................................... iii
Prospectus Summary.........................................................   1
Risk Factors...............................................................  11
Use of Proceeds............................................................  17
The Exchange Offer.........................................................  18
Ratio of Earnings to Fixed Charges.........................................  25
Description of Notes.......................................................  26
Certain United States Federal Income Tax Considerations....................  72
Plan of Distribution.......................................................  73
Legal Matters..............................................................  73
Experts....................................................................  73

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This offering circular contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: our strategy of leveraging our distribution network to sign new strategic accounts, pursue cross-selling opportunities and promote strategic products; the success of sales initiatives, including strategic products and accounts, in continuing sales growth; the effect of price increases on sales growth; our expectation that continued sales growth and the impact of price increases will help to offset increases in product costs and operating expenses; the ability of our cost reduction plan to offset higher operating expenses; our expectation that we will realize cost savings in fiscal 2002 as a result of our cost reduction plan; the ability of lower costs from centralized purchasing initiatives and growth of higher margin private label products to offset lower gross profits from sales of hardgoods; the estimate of future legal expenses related to the Praxair, Inc. ("Praxair") lawsuit; the ultimate outcome of the Praxair lawsuit; the timing, scope, success and effect on diluted earnings per share of the project designed to improve certain operational and administrative processes; the funding of future acquisitions, capital expenditures and current debt maturities through the use of cash flow from operations, revolving credit facilities, potential sales of assets and other financing alternatives; the identification of acquisition candidates; future sources of financing and the refinancing of our credit facilities and other debt instruments over the next twelve months; the effect on us of higher interest rates; and performance of counterparties under interest rate swap agreements. These forward-looking statements involve risks and uncertainties.

    Factors that could cause actual results to differ materially from those predicted in any forward-looking statement include, but are not limited to: underlying market conditions; growth and continued improvement in same-store sales; the success of marketing initiatives on sales of strategic products and accounts; our inability to control operating expenses and the potential impact of higher operating expenses in future periods; the market acceptance and success of private label products; our inability to improve margins through sales of strategic and private label products; the inability of cost reduction plans to improve operating margins and mitigate rising product costs and operating expenses; adverse changes in customer buying patterns; market acceptance of price increases; the inability of price increases and sales growth to offset any increases in operating expenses; the impact of higher than anticipated consulting expenses on future results; an economic downturn (including adverse changes in the specific markets for our products); the inability of centralized purchasing and distribution initiatives in lowering product costs; the inability to generate sufficient cash flow from operations or other sources to fund future acquisitions, capital expenditures and current debt maturities; the inability to identify and successfully integrate acquisition candidates; the inability to obtain financing at favorable rates; the ability to manage interest rate exposure; the effects of competition from independent distributors and vertically integrated gas producers on products, pricing and sales growth; changes in product prices from gas producers and name-brand manufacturers and suppliers of hardgoods; higher than estimated legal fees related to the Praxair lawsuit; an unfavorable outcome of the Praxair lawsuit; uncertainties regarding accidents or litigation which may arise in the ordinary course of business; and the effects of, and changes in, the economy, monetary and fiscal policies, laws and regulations, inflation and monetary fluctuations and fluctuations in interest rates, both on a national and international basis. We do not undertake to update any forward-looking statement made herein or that may be made from time to time by or on our behalf.

                            INDUSTRY AND MARKET DATA

    This offering circular includes market share and industry data and forecasts that Airgas, Inc. obtained from internal company surveys, market research, consultant surveys, publicly available information and industry publications and surveys. Reports prepared or published by Merrill Lynch & Co., Cryogas International and Modern Distribution Management were the primary sources for third party industry data and forecasts. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information. Airgas, Inc. has not independently verified any of the data from third-party sources nor has Airgas, Inc. ascertained the underlying economic assumptions relied upon therein. Similarly, internal company surveys, industry forecasts and market research, which Airgas, Inc. believes to be reliable, based upon management's knowledge of the industry, have not been verified by any independent sources.

                                ---------------

                      WHERE YOU CAN FIND MORE INFORMATION

    Airgas, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, Airgas, Inc. files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information can be inspected and copied at the public reference facilities that the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional office located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

                                ---------------

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The Commission allows us to "incorporate by reference" the information we file with them into this prospectus, which means that:

  .  incorporated documents are considered part of this prospectus;

  . we can disclose important business and financial information about us, that is not included in or delivered with this prospectus, to you by referring you to those other documents; and

  . information contained in later-dated documents will supplement, modify or supersede, as applicable, the information contained in earlier-dated documents, and information that we subsequently file with the Commission will automatically update and supersede this incorporated information.

    We incorporate by reference into this prospectus the documents listed below, as amended and supplemented, and all documents filed by us with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the time that the exchange offer made hereby is completed:

  .  Annual Report on Form 10-K for the fiscal year ended March 31, 2001;

  .  Definitive Proxy Statement dated July 2, 2001;

  .  Current Report on Form 8-K dated July 11, 2001;

  .  Current Report on Form 8-K dated July 16, 2001;

  .  Current Report on Form 8-K dated July 24, 2001; and

  .  Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2001.

    You can obtain any of the filings incorporated by reference into this document through us or from the Commission through the Commission's web site or at the addresses listed above. Documents incorporated by reference into this prospectus, except for any exhibits to those documents that are not expressly incorporated by reference into those documents, are available from us without charge by requesting them in writing or by telephone at the following address and telephone number:

                                  Airgas, Inc.
                         259 North Radnor-Chester Road
                                   Suite 100
                             Radnor, PA 19087-5283
                           Attention: General Counsel
                           Telephone: (610) 687-5253

    If you request any incorporated documents from us, we will mail them to you by first-class mail, or by another equally prompt means, within one business day after we receive your request. However, in order to obtain timely delivery of these documents, you must make your request no later than five business days before the expiration date of the exchange offer.

    Unless the context requires otherwise, all references in this document to "this prospectus" include all documents incorporated by reference into this prospectus.

                               PROSPECTUS SUMMARY

    This summary does not contain all the information that may be important to you. You should carefully read this prospectus in its entirety to understand, our business, the risks associated with investing in the notes, the terms of the notes and other considerations that may be important to you. As used in this prospectus, unless otherwise indicated or the context otherwise requires, the terms "Airgas," "we," "the company," "us" or "our" refer to Airgas, Inc. and its subsidiaries. Our fiscal years end on March 31 and wherever we refer to any of our fiscal years, we refer to the twelve-month period ending March 31st of such year. As used in this prospectus, the term "Refinancing Transactions" refers to (1) the completion of our accounts receivable facility and the repayment of loans under our old bank credit facilities with the net proceeds,
(2) the initial borrowings under the new bank credit facility and the repayment of loans under our old bank credit facilities with the net proceeds and (3) the offering of the old notes and the application of the net proceeds therefrom to repay loans under our old bank credit facilities.

                                  Our Business

Overview

    We are the largest distributor of industrial, medical and specialty gases (delivered in cylinder or "packaged" form) and related welding supplies and equipment, and the third largest distributor of safety products in the U.S. We are also a leading producer and distributor of dry ice, liquid carbon dioxide and nitrous oxide in the U.S. Our products are used in many industries, including fabricated metal products, agriculture and mining, construction, medical and health services and food and beverage.

    Our revenue derives principally from the sale of packaged gases, such as nitrogen, oxygen, argon, helium, acetylene, carbon dioxide, nitrous oxide, hydrogen and specialty gases; the rental of our gas cylinders, bulk storage tanks and welding equipment; and the sale of hardgoods, such as welding supplies and equipment, safety products and maintenance, repair and operations products. Our total net sales and Adjusted EBITDA for the fiscal year ended March 31, 2001 were approximately $1.6 billion and $208 million, respectively.

    We estimate the domestic market for packaged gas and welding equipment sales in 2000 to have been approximately $8 billion. As of the fiscal year ended March 31, 2001, we believe we had a market share of approximately 15%. We also have a diversified base of over 700,000 customers, with our largest customer representing approximately 1% of total net sales.

    We operate the largest packaged gas distribution network in the U.S., with approximately 700 locations in 44 states, consisting of five regional distribution centers, 130 gas fill plants and testing facilities, approximately 600 branch stores and four customer call centers. We also operate two air separation plants, 15 acetylene, 17 dry ice and eight liquid carbon dioxide production facilities and six specialty gas laboratories.

Our Key Strengths

    We believe that our key strengths are:

  . Leading market positions in all our business segments. We are the largest distributor of packaged industrial, medical and specialty gases and related welding supplies and equipment in the U.S., with an estimated market share of approximately 15%. We are also the third largest distributor of safety products in the U.S., and a leading producer and distributor of dry ice, liquid carbon dioxide and nitrous oxide in the U.S.

  . National distribution footprint. We believe we are better positioned than our competitors to serve our customers with superior local service and a national scope, with approximately 700 locations in 44 states. We believe that our customers find it convenient to do business with us through our multiple distribution channels, including our national footprint of retail locations, catalogs, telemarketing and eBusiness. It would be difficult and expensive for a competitor to replicate the national footprint we have assembled through more than 300 acquisitions over the last 18 years.

  . Broad product and service offerings. We offer our customers a broad line of products and services, from gases to hardgoods and safety products. We have increasingly become a one-stop shopping source for our local and national customers, with our broad selection and complementary sets of products and services, including the Radnor(TM) private-label products. One-stop shopping has also contributed to the success of our national strategic accounts program through which we sign multi-year contracts to distribute our products to customers with multiple locations across broad geographic regions.

  . Diverse customer base. We believe that our diverse customer base minimizes the impact of economic cyclicality. We have over 700,000 customers representing more than 33 industries, including noncyclical businesses such as medical services and food and beverage. In addition, we do not rely on any single industry or customer for our sales. Our largest industry served and largest individual customer accounted for approximately 15% and 1% of our fiscal 2001 total net sales, respectively.

  . Stable cash flows. As a result of our diverse customer base and business mix, we have enjoyed stable operating cash flows. In addition, our business requires relatively low levels of maintenance capital expenditures, and we have already completed most of the capital investments required in developing our five regional distribution centers. Our available cash flows have enabled us to reduce our indebtedness from time to time.

  . Strong management team with extensive industry experience. Our Chief Executive Officer and Chief Operating Officer have an average of 22 years of experience in the industrial gas and chemicals industries. Our senior management team combines professionals with long-term experience within our company and recent key hires who bring broad talents and expertise from the industrial gas and other industries. Moreover, our senior management team is supported by numerous senior managers who have extensive experience in our industry and in their respective regions.

Our Strategy

    The key elements of our strategy are:

  . Focus on internal growth supplemented by acquisitions in our core businesses. One of our key objectives is to be the market leader with respect to profitable sales growth. We believe that we can achieve this goal by leveraging our leading market position, our national distribution infrastructure, our multi-channel distribution network and our broad product and service offerings. By implementing this strategy, we increased same-store sales growth in fiscal 2001 by 3.1% during a period of declining non-technology industrial production in the U.S. For an explanation of same-store sales, see "Same-store Sales Growth" included in our Current Report on Form 8-K dated July 11, 2001.

     In addition, to supplement internal growth, we will continue to pursue strategic acquisitions of complementary businesses. We are continuously evaluating acquisition opportunities and consolidation possibilities, and we are currently in various stages of due diligence or preliminary discussions with respect to a number of potential transactions, one of which would be significant. None of these potential transactions is subject to a letter of intent (except for one immaterial acquisition that is currently being evaluated) or otherwise so far advanced as to make the transaction reasonably certain.

  . Improve operating efficiencies to become the lowest-cost supplier in the industry. We are highly focused on continuously improving our operating efficiencies. Our efforts include improving internal logistics and supply chain management, standardizing and centralizing administrative and financial processes, consolidating our purchasing activities, improving utilization of our gas cylinders and implementing organization-wide best practices. In the fourth quarter of fiscal 2001, we launched a program, which we refer to as Project One, that we believe will assist us in achieving these objectives. Project One is expected to realize short-term improvements from value-enhancing programs and build our long-term scalable infrastructure that will sustain short-term improvements and support future growth.

  . Balance growth with continued discipline in paying down debt and improving our credit profile. In fiscal 2001, we reduced our total debt by $113 million, in addition to $73.2 million of debt repaid from the proceeds of our accounts receivable securitization facility. We expect to continue reducing debt and improving our credit ratios by improving free cash flow through sales growth, implementing initiatives that we expect will result in cost savings and working capital improvements and divesting non-core businesses.

                              Recent Developments

    In April 2001, we closed the second and final tranche of our $150 million accounts receivable securitization facility, which resulted in net proceeds of $64.3 million, which was subsequently reduced to $64.1 million to reflect certain changes in our accounts receivable. These net proceeds were applied to repay outstanding loans under our existing bank credit facilities.

    On July 30, 2001, we obtained a new bank credit facility from a group of financial institutions for which Bank of America, N.A. is the U.S. agent. The new bank credit facility consists of a revolving credit facility providing $367.5 million of dollar-denominated loans and CDN$50 million of Canadian dollar-denominated loans, including letters of credit. The new bank credit facility is guaranteed by certain of our domestic subsidiaries and our borrowings in Canadian dollars are also guaranteed by certain of our Canadian subsidiaries. See "New Bank Credit Facility" included in our Current Report on Form 8-K dated July 11, 2001.

    For the quarter ended June 30, 2001, we had sales and net earnings of $416 million and $13.5 million, respectively. Total same-store sales for the quarter increased 2% as compared to the corresponding quarter a year ago. Same-store sales for the Distribution segment increased 1%, reflecting an increase of 9% for gases and rent and a decrease of 5% in hardgoods, while same-store sales for the Gas Operations segment increased 13%.

                                  The Offering

                     Summary of Terms of the Exchange Offer

 Background........................  On July 30, 2001, we completed a private placement of the old notes. In connection
                                     with that private placement, we entered
                                     into a registration rights agreement in
                                     which we agreed, among other things, to
                                     complete an exchange offer.

 The Exchange Offer................  We are offering to exchange our new notes which have been registered under the
                                     Securities Act of 1933, as amended (the
                                     "Securities Act") for a like principal
                                     amount of our outstanding, unregistered
                                     old notes. Old notes may only be tendered
                                     in integral multiples of $1,000 principal
                                     amount.

                                     As of the date of this prospectus,
                                     $225,000,000 in aggregate principal amount of our old notes is outstanding.

 Resale of New Notes...............  We believe that new notes issued pursuant to the exchange offer in exchange for old
                                     notes may be offered for resale, resold
                                     and otherwise transferred by you without
                                     compliance with the registration and
                                     prospectus delivery provisions of the
                                     Securities Act, provided that:

                                     .  you are acquiring the new notes in the
                                        ordinary course of your business;

                                     .  you have not engaged in, do not intend
                                        to engage in, and have no arrangement
                                        or understanding with any person to
                                        participate in the distribution of the
                                        new notes; and

                                     .  you are not our affiliate as defined
                                        under Rule 405 of the Securities Act.

                                     Each participating broker-dealer that
                                     receives new notes for its own account
                                     pursuant to the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of new notes. See "Plan of Distribution."

 Consequences If You Do Not
  Exchange Your Old Notes..........  Old notes that are not tendered in the exchange offer or are not accepted for
                                     exchange will continue to bear legends
                                     restricting their transfer. You will not
                                     be able to offer or sell the old notes
                                     unless:

                                     .  the sale is exempt from the
                                        registration requirements of the
                                        Securities Act; or

                                     .  the old notes are registered under the
                                        Securities Act.

                                     After the exchange offer is closed, we
                                     will no longer have an obligation to
                                     register the old notes, except for some
                                     limited exceptions. See "Risk Factors--If you fail to exchange your old notes, they will continue to be restricted and may become less liquid."

 Expiration Date...................  12:00 (midnight), New York City time, on
                                     October 16, 2001, unless we extend the
                                     exchange offer.

 Certain Conditions to the
  Exchange Offer...................  The exchange offer is subject to certain customary conditions, which we may waive.

 Special Procedures for
  Beneficial Holders...............  If you beneficially own old notes which are registered in the name of a broker,
                                     dealer, commercial bank, trust company or
                                     other nominee and you wish to tender in
                                     the exchange offer, you should contact
                                     such registered holder promptly and
                                     instruct such person to tender on your
                                     behalf. If you wish to tender in the
                                     exchange offer on your own behalf, you
                                     must, prior to completing and executing
                                     the letter of transmittal and delivering
                                     your old notes, either arrange to have the
                                     old notes registered in your name or
                                     obtain a properly completed bond power
                                     from the registered holder. The transfer
                                     of registered ownership may take a
                                     considerable time.

 Withdrawal Rights.................  You may withdraw your tender of old notes at any time before the offer expires.

 Accounting Treatment..............  We will not recognize any gain or loss for accounting purposes upon the completion of
                                     the exchange offer. The expenses of the
                                     exchange offer that we pay will increase
                                     our deferred financing costs in accordance
                                     with generally accepted accounting
                                     principles. See "The Exchange Offer--
                                     Accounting Treatment."

 Certain Tax Consequences..........  The exchange pursuant to the exchange offer generally should not be a taxable
                                     event for U.S. Federal income tax
                                     purposes.

 Use of Proceeds...................  We will not receive any proceeds from the exchange or the issuance of new notes in
                                     connection with the exchange offer.

 Exchange Agent....................  The Bank of New York is serving as exchange agent in connection with the
                                     exchange offer.

             Summary Description of the Securities to be Registered

Issuer......................  Airgas, Inc., a Delaware corporation.

Notes Offered...............  $225.0 million aggregate principal amount of
                              9.125% Senior Subordinated Notes due 2011.

Maturity Date...............  October 1, 2011.

Interest Payment Dates......  April 1 and October 1 beginning April 1, 2002.

Guarantors..................  The notes will be guaranteed by each of our current and future domestic restricted
                              subsidiaries that guarantee our obligations under the new credit facility. If we cannot make payments on the notes when they are due, the guarantors must make them instead. Not all of our subsidiaries will guarantee the notes.

Ranking.....................  The notes and the subsidiary guarantees are senior subordinated debt. They rank behind all of our and our guarantors' current and future indebtedness, other than trade payables, except indebtedness that expressly provides that it is not senior to the notes and the subsidiary guarantees. The notes rank equally with all of our and our guarantors' future senior subordinated indebtedness. The notes will be effectively subordinated to all debt of subsidiaries that do not guarantee the notes.

Optional Redemption.........  We may redeem the notes, in whole or in part, at any time beginning on October 1, 2006 at the redemption prices listed under "Description of Notes--Optional Redemption."

                              Before October 1, 2006, we may redeem the notes, in whole or in part, at a price equal to 100% of their principal amount plus the make-whole premium described under "Description of Notes-- Optional Redemption."

                              In addition, before October 1, 2004, we may redeem up to 35% of the notes issued under the indenture with the proceeds of one or more equity offerings by us at the price listed under "Description of Notes--Optional Redemption."

Offer to Repurchase ........  If we sell assets under some circumstances, or experience specific kinds of changes of control, we must offer to repurchase the notes at the prices listed under "Description of Notes-- Repurchase at the Option of Holders."

Basic Covenants.............  The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of any of our restricted subsidiaries to:

                              . pay dividends or make distributions in respect of our capital stock or to make certain other restricted payments;

                              .  incur indebtedness or issue preferred shares;

                              .  create liens;

                              . agree to payment restrictions affecting our restricted subsidiaries;

                              . consolidate, merge, sell or lease all or substantially all of our assets;

                              .  enter into transactions with our affiliates;
                                 and

                              . designate our subsidiaries as unrestricted subsidiaries.

                              At such time as the ratings assigned to the notes are investment grade ratings by both Moody's Investors Services and Standard & Poor's Ratings Group, the foregoing covenants will cease to be in effect with the exception of the covenants that contain limitations on, among other things, the designation of restricted and unrestricted subsidiaries, certain consolidations, mergers and transfers of assets, certain types of change of control and liens.

                              These covenants are subject to important exceptions and qualifications, which are described under "Description of Notes--Repurchase at the Option of Holders" and "--Certain Covenants."

No Public Market............  The notes are a new issue of securities and will not be listed on any securities exchange or included in any automated quotation system.

                                  Risk Factors

    You should consider carefully all the information set forth in this prospectus and, in particular, should evaluate the specific factors under the section "Risk Factors" beginning on page 11 for considerations relevant to participation in the exchange offer or an investment in the notes.

                             Our Executive Offices

    Our executive offices are located at 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087-5283, and our telephone number is (610) 687-5253.

                   Summary Consolidated Financial Information

    The following tables present summary financial information for fiscal 1999, 2000 and 2001 and at March 31, 1999, 2000 and 2001. These tables should be read in conjunction with the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for fiscal year ended March 31, 2001.

    The information below designated "as adjusted" gives effect to (1) our accounts receivable securitization facility, the final phase of which was completed in April 2001, and the repayment of loans under our old bank credit facilities with the net proceeds, (2) the initial borrowings under the new bank credit facility and the repayment of loans under our old bank credit facilities with the net proceeds and (3) the issuance and sale of the old notes and the application of the net proceeds therefrom to repay loans under our old bank credit facilities, which events we refer to herein collectively as the "Refinancing Transactions." The "as adjusted" information is derived from data contained in our historical financial statements which has been adjusted to give pro forma effect to the Refinancing Transactions as if the Refinancing Transactions had occurred as of April 1, 2000 in the case of the income statement information or March 31, 2001 in the case of the balance sheet information.

                                                           Fiscal
                                              --------------------------------
                                               1999(1)    2000(2)    2001(3)
                                              ---------- ---------- ----------
                                                       (in thousands)
Income Statement Data:
Distribution sales..........................  $1,406,184 $1,409,949 $1,487,422
Gas Operations sales........................     155,034    132,385    141,479
                                              ---------- ---------- ----------
    Total net sales.........................   1,561,218  1,542,334  1,628,901
Cost of products sold (excluding
 depreciation and amortization):
  Distribution..............................     768,568    760,122    797,423
  Gas Operations............................      69,487     56,475     49,777
Selling, distribution and administrative
 expenses...................................     523,241    532,527    583,355
Depreciation................................      61,901     63,635     62,938
Amortization................................      26,025     25,673     23,816
Special (charges) recoveries, net...........       1,000      2,829     (3,643)
Total operating income......................     112,996    106,731    107,949
Interest expense, net.......................      60,298     57,560     60,207
Earnings before income taxes and the
 cumulative effect of an accounting change..      86,361     70,424     48,941
Net earnings................................      51,924     38,283     28,223
Cash Flow Statement Data:
Capital expenditures........................  $  101,638 $   65,211 $   65,910
Net cash provided by operating activities...     102,063    100,092    199,005
Net cash used in investing activities.......      96,876     65,461     10,852
Net cash used in financing activities.......       5,187     34,631    188,153
Other Financial Data:
Interest expense(9).........................  $   62,588 $   58,712 $   62,737
EBITDA(4)...................................     205,455    200,012    198,371
Adjusted EBITDA(5)..........................     202,655    208,483    208,014
Adjusted debt(6)............................     882,648    924,449    811,039
Ratio of earnings to fixed charges(7).......       2.48x      2.49x      2.41x
Ratio of Adjusted EBITDA to interest
 expense(5).................................       3.24x      3.55x      3.32x
Ratio of Adjusted debt to Adjusted
EBITDA(5)(6)................................       4.36x      4.43x      3.90x

                                                   At March 31,
                                   --------------------------------------------
                                                                       2001,
                                      1999       2000       2001    As Adjusted
                                   ---------- ---------- ---------- -----------
                                                  (in thousands)
Balance Sheet Data:
Plant and equipment, net.........     717,859    753,768    704,646    704,646
Total assets(8)..................   1,698,472  1,739,331  1,582,725  1,518,625
Current portion of long-term
 debt............................      19,645     20,071     72,945     72,945
Long-term debt, excluding current
 portion.........................     847,841    857,422    620,664    566,189
  Total long-term debt(8)........     867,486    877,493    693,609    639,134
Total stockholders' equity.......     470,945    472,507    496,849    496,849
                                                                      Fiscal
                                                                       2001,
                                                                    As Adjusted
                                                                    -----------
As Adjusted Data:
Ratio of Adjusted EBITDA to
 interest expense (as
 adjusted)(5)(9).................                                      2.93x
Ratio of Adjusted debt to
 Adjusted EBITDA(5)(6)...........                                      3.95x

--------
(1) The results for fiscal 1999 include:
  (a)  special charge recoveries of $1.0 million ($575,000 after-tax),
  (b)  divestiture gains of $25.5 million ($15 million after-tax), and
  (c) a $1.8 million after-tax nonrecurring gain relating to insurance proceeds recorded by an equity affiliate.

(2) The results for fiscal 2000 include:
  (a) special charge recoveries of $2.8 million ($1.7 million after-tax),
  (b) divestiture gains of $17.5 million ($8.6 million after-tax),
  (c) a litigation charge of $7.5 million ($4.8 million after-tax),
  (d) an inventory write-down of $3.8 million ($2.2 million after-tax), and
  (e) an after-tax charge of $590,000 representing a change in accounting principle.

(3) The results for fiscal 2001 include:
  (a) net special charges of $3.6 million ($2.3 million after-tax),
  (b) litigation charges, net of $5.3 million ($3.4 million after-tax), and
  (c) asset impairments associated with two equity affiliates of $700,000 after-tax.

(4) EBITDA represents total operating income plus depreciation, amortization and cash dividends and fees from unconsolidated affiliates.

    EBITDA is not a measure of operating income, operating performance or liquidity under generally accepted accounting principles ("GAAP"). We include EBITDA data because we understand such data are used by certain investors to determine our historical ability to service our debt. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, as determined in accordance with GAAP, or as a measure of liquidity. Additionally, it should be noted that companies calculate EBITDA differently and therefore EBITDA as presented for Airgas may not be comparable to EBITDA reported by other companies. EBITDA may not be indicative of historical operating results, and we do not mean it to be indicative of future results of operations or cash flows. You should also see the statements of cash flows contained within our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2001.

(5) Adjusted EBITDA represents EBITDA plus one-time losses and special charges minus one-time gains and special recoveries. Adjusted EBITDA was calculated as follows:

                                                             Fiscal
                                                   ----------------------------
                                                     1999      2000      2001
                                                   --------  --------  --------
                                                         (in thousands)
   EBITDA......................................... $205,455  $200,012  $198,371
   One-time losses................................      --     11,300     6,000
   Special charges (recoveries)...................   (1,000)   (2,829)    3,643
   One-time gains.................................   (1,800)      --        --
                                                   --------  --------  --------
   Adjusted EBITDA................................ $202,655  $208,483  $208,014
                                                   ========  ========  ========

(6) Adjusted debt represents total long-term debt as presented on the balance sheet plus synthetic lease obligations and amounts drawn under the accounts receivable securitization facility. Adjusted debt was calculated as follows:

                                                      At March 31,
                                           -----------------------------------
                                                                      2001, As
                                             1999     2000     2001   Adjusted
                                           -------- -------- -------- --------
                                                     (in thousands)
Long-term debt............................ $867,486 $877,493 $693,609 $639,134
Synthetic Lease obligations...............   15,162   46,956   44,230   44,230
Accounts receivable securitization
 facility.................................      --       --    73,200  137,300
                                           -------- -------- -------- --------
Adjusted debt............................. $882,648 $924,449 $811,039 $820,664
                                           ======== ======== ======== ========

(7) Earnings consist of pre-tax income from continuing operations before equity method earnings or losses plus fixed charges minus minority interest in pre-tax income of entities that have not incurred fixed charges. Fixed charges consist of interest expense on debt and amortization of deferred debt issuance costs, and the portion of rental expense that we believe is representative of the interest component of rental expense of approximately $11.8 million, $12.8 million and $14.6 million in 1999, 2000 and 2001, respectively.

(8) In April 2001, we closed the final tranche of our $150 million accounts receivable securitization facility and used the net proceeds of $64.3 million to repay borrowings under our existing bank credit facilities. Currently, there is $137.3 million funded under the facility.

(9) The following table sets forth a reconciliation of interest expense, which includes gross interest expense and the discount on the securitization of trade receivables of $61.4 million and $1.3 million, respectively, to interest expense (as adjusted):

                                                                 Fiscal 2001
                                                                --------------
                                                                (in thousands)
   Interest expense............................................    $ 62,737
   Net effect of the Refinancing Transactions on interest
    expense....................................................       8,252
                                                                   --------
   Interest expense (as adjusted)..............................    $ 70,989
                                                                   ========

                                  RISK FACTORS

    In addition to the other information in this document, you should consider the following factors in evaluating Airgas before purchasing the notes.

Risks Relating to Investment in the Notes

If you fail to exchange your old notes, they will continue to be restricted and may become less liquid.

    Old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law. We will issue new notes in exchange for the old notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions set forth in "The Exchange Offer--Procedures for Tendering." Such procedures and conditions include timely receipt by the exchange agent of such old notes and of a properly completed and duly executed letter of transmittal.

    Because we anticipate that most holders of old notes will elect to exchange such old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the old notes outstanding. Following the exchange offer, if you did not tender your old notes you generally will not have any further registration rights, and such old notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for such old notes could be adversely affected. The old notes are currently eligible for sale pursuant to Rule 144A and Regulation S under the Securities Act through the Private Offerings, Resale and Trading through Automated Linkages market of the National Association of Securities Dealers, Inc.

The notes will be contractually junior in right of payment to all of our senior indebtedness and the subsidiary guarantees will be contractually junior in right of payment to all senior indebtedness of the subsidiary guarantors.

    As of March 31, 2001, after giving pro forma effect to the Refinancing Transactions, we would have had approximately $414.1 million of senior indebtedness, including letters of credit issued under the new credit facility aggregating approximately $51.7 million, and our guarantors would have had approximately $389.2 million of senior indebtedness, including guarantees of senior debt of Airgas aggregating approximately $360.6 million. Although the indenture with respect to the notes will contain limitations on our ability to incur additional indebtedness, those limitations are subject to a number of qualifications and exceptions that, depending on the circumstances at the time, would allow us to incur a substantial amount of additional indebtedness, all of which could be senior indebtedness.

    We generally may not pay our obligations on the notes, or repurchase, redeem or otherwise retire the notes if any senior indebtedness is not paid when due or any default on senior indebtedness occurs and the maturity of the senior indebtedness is accelerated in accordance with its terms, unless, in either case, the default has been cured or waived, any acceleration has been rescinded or the senior indebtedness has been repaid in full. In addition, if certain other defaults regarding our senior indebtedness occur, we may not be permitted to pay any obligations under the notes or any subsidiary guarantees for a designated period of time. If we or any subsidiary guarantors are declared bankrupt or insolvent, or if there is a payment default under, or an acceleration of, any senior indebtedness, we are required to pay the lenders under the new bank credit facility and any other creditors who are holders of senior indebtedness in full before we apply any of our assets to pay you. Accordingly, we may not have enough assets remaining after payments to holders of the senior indebtedness to pay you. Also, if our credit ratings are reduced, loans under the new bank credit facility will become secured by liens on substantially all of our tangible and intangible assets. The notes are unsecured and therefore do not have the benefit of any collateral. If any event of default occurs under the new bank credit facility when the lenders thereunder are secured by those assets, the lenders may foreclose upon their collateral. In that case, those assets would first be used to repay in full all amounts outstanding under the new bank credit facility and may not be available to repay our obligations on the notes. See "New Bank Credit Facility" included in our Current Report on Form 8-K dated July 11, 2001 and "Description of the Notes--Events of Default and Remedies" included in this prospectus.

We may not have sufficient funds to purchase notes upon a change of control.

    If there is a change of control under the terms of the indenture governing the notes, each holder of notes may require us to purchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the date of purchase. Our ability to purchase the notes upon a change of control may be limited by the terms of our other debt agreements at that time. In order to purchase any outstanding notes, we might have to refinance our outstanding indebtedness, which we might not be able to do. Even if we were able to refinance our other indebtedness, any financing might be on terms unfavorable to us. In addition, the new bank credit facility will prohibit us from purchasing any notes, including as a result of any offer in connection with a change of control, and also provides that the occurrence of certain kinds of change of control events will constitute a default under the new bank credit facility. In the event of a certain kind of change of control, we must offer to repay all borrowings under the new bank credit facility and obtain the consent of our lenders under the new bank credit facility to purchase the notes. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing notes. In such a case, our failure to purchase tendered notes would constitute a default under the indenture governing the notes, which would constitute a default under the new bank credit facility. We cannot assure you that we will have the financial ability to purchase outstanding notes upon the occurrence of a change of control. See "Description of Notes--Change of Control."

Not all of our subsidiaries guarantee our obligations under the notes, and the assets of the non-guarantor subsidiaries may not be available to make payments on the notes.

    Our present and future foreign subsidiaries and domestic unrestricted subsidiaries will not be guarantors of the notes. Payments on the notes are only required to be made by the subsidiary guarantors and us. As a result, no payments are required to be made from the assets of subsidiaries that do not guarantee the notes, unless those assets are transferred by dividend or otherwise to us or a subsidiary guarantor. See "Description of Notes-- Subordination--Liabilities of Subsidiaries versus Notes." Our non-guarantor subsidiaries generated 1.3% of our total net sales and 4.6% of our EBITDA in fiscal 2001.

    In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness, including their trade creditors and other obligations, including any preferred stock, will be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As a result, the notes are effectively subordinated to all the liabilities of the non-guarantor subsidiaries.

U.S. bankruptcy or fraudulent conveyance law may interfere with the payment of the subsidiary guarantees.

    Our subsidiaries will not receive any of the proceeds from the notes. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be subordinated to all other indebtedness of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

  . incurred the guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

  . received less than reasonably equivalent value or fair consideration for incurring the guarantee; and

     . were insolvent or were rendered insolvent by reason of the incurrence;

     . were engaged, or about to engage, in a business or transaction for which the assets remaining with it constituted unreasonably small capital to carry on our business;

     . intended to incur, or believed that it would incur, debts beyond its ability to pay as these debts matured; or

     . were a defendant in an action for money damages, or had a judgment for money damages entered against us if, in either case, after final judgment the judgment was unsatisfied.

    The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction that is being applied in any proceeding. Generally, however, a debtor would be considered insolvent if, at the time the debtor incurred the indebtedness, either:

  . the sum of the debtor's debts and liabilities, including contingent liabilities, is greater than the debtor's assets at fair valuation; or

  . the present fair saleable value of the debtor's assets is less than the amount required to pay the probable liability on the debtor's total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

    If the subsidiary guarantees are not enforceable, the notes would be effectively junior in ranking to all liabilities of the subsidiary guarantors, including trade payables of the subsidiary guarantors, and to any other prior claims, including claims by holders of any preferred stock. In addition, any payment by such subsidiary guarantor pursuant to its guarantee could be voided and required to be returned to such guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor. As of March 31, 2001, on a pro forma basis, after giving effect to the Refinancing Transactions our subsidiary guarantors had total liabilities, excluding liabilities owed to us and guarantees of our indebtedness, of approximately $373.4 million.

Investors may find it difficult to trade the new notes.

    The new notes are a new issue of securities, and there is currently no public market for the new notes. We do not intend to apply for listing of the new notes on any securities exchange. We also cannot assure you that you will be able to sell your new notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the new notes. Future trading prices of the new notes will depend on many factors, including:

  . our operating performance, prospects and financial condition or the operating performance, prospects and financial condition of companies in our industry generally;

  . the interest of securities dealers in making a market for the new notes; and

  .  the market for similar securities.

Historically, the market for non-investment-grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the new notes will be subject to disruptions. Any disruptions may have a negative effect on the holders of the new notes, regardless of our prospects and financial performance.

Risks Relating to Our Business

We have significant debt and our debt service obligations are substantial.

    We have substantial amounts of outstanding indebtedness. As of March 31, 2001, after giving pro forma effect to the Refinancing Transactions, we would have had total consolidated Adjusted debt of approximately $821 million, which includes $639.1 million of long-term debt, $44.2 million of synthetic lease obligations and $137.3 million of our accounts receivable securitization facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for fiscal year ended March 31, 2001.

    Our substantial indebtedness could have significant negative consequences, including:

  . increasing our vulnerability to general adverse economic and industry conditions;

  . limiting our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other purposes;

  . requiring the dedication of a significant portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for working capital, capital expenditures, acquisitions and other purposes;

  . making it more difficult to satisfy our obligations with respect to the notes;

  . limiting our flexibility in planning for, or reacting to, changes in our business and industry;

  . placing us at a possible competitive disadvantage relative to less leveraged competitors;

  . increasing the amount of our interest expense, because some of our borrowings are at variable rates of interest, which, if interest rates increase, could result in higher interest expense; and

  . limiting, through the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds, dispose of assets or make investments.

    After giving pro forma effect to the Refinancing Transactions, our pro forma interest expense for fiscal 2001 would have been $71.0 million. This pro forma interest expense does not take into account the costs of our synthetic leases. Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions, governmental regulation and the availability of fuel supplies. We cannot be certain that our earnings will be sufficient to allow us to pay the principal and interest on our debt, including the notes, and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, including the notes, sell assets, borrow more money or sell equity. We cannot assure you that we will be able to accomplish any of these alternatives on terms acceptable to us, if at all.

Despite currently expected levels of indebtedness, our subsidiaries and we will be able to incur substantially more debt.

    Our subsidiaries and we will be able to incur substantial additional indebtedness in the future. Although the new bank credit facility and the indenture governing the notes contain limitations on the incurrence of additional indebtedness, those limitations are subject to a number of qualifications and exceptions that, depending on the circumstances at the time, would allow us to incur a substantial amount of additional indebtedness. As of March 31, 2001, after giving pro forma effect to the Refinancing Transactions, we would have had availability under our new bank credit facility of approximately $105 million as a result of limitations imposed by its financial covenants. In addition, the indenture with respect to the notes does not restrict us from incurring obligations that do not constitute indebtedness or preferred stock (as those terms are used in the indenture). To the extent new debt and other obligations are added to our and our subsidiaries' currently anticipated debt levels, the substantial risks described above would increase.

Many of our customers are in cyclical industries some of which are currently experiencing downturns.

    Demand for our products is affected by general economic conditions. A decline in general economic or business conditions in the industries served by our customers can have a material adverse effect on our business. In addition, many of our customers are in businesses that are cyclical in nature, such as the automotive and oil and gas industries. Downturns in these industries, even during periods of strong general economic conditions, can adversely affect our sales and our financial results.

We may not be successful in generating internal sales growth and in controlling expenses.

    Although one of our principal business strategies is to improve our internal sales growth, the achievement of this objective may be adversely affected by:

  . competition from independent distributors and vertically integrated gas producers on products and pricing;

  . changes in supply prices from gas producers and manufacturers of hardgoods; and

  . general economic conditions in the industrial markets which we serve, including metal fabrication, agriculture, mining, construction and other markets.

In addition, we may not be able to adequately control expenses due to inflation and potentially higher costs of our distribution infrastructure, including the cost of developing new sales channels, such as eBusiness.

Increases in energy costs could reduce our profitability.

    The cost of industrial gases represented a significant percentage of our operating costs in fiscal 2001. Because the production of industrial gases requires significant amounts of electric energy, industrial gas prices have historically increased as the cost of electric energy increases. Recent shortages of energy in various states may cause energy prices to continue to rise and, as a result, increase the cost of industrial gases. In addition, a significant portion of our distribution costs is comprised of diesel fuel costs, which have been rising recently. While we have historically been able to pass increases in the cost of our supplies on to our customers, we cannot assure you that we will be able to continue to do so in the future. Increases in energy and other costs that we are unable to pass on to our customers could significantly reduce our profitability.

We may not be successful in making acquisitions.

    We have historically expanded our business primarily through acquisitions. A part of our business strategy is to continue to grow through the acquisition of producers and distributors of industrial gases and related equipment. We are continuously evaluating acquisition opportunities and consolidation possibilities, and we are currently in various stages of due diligence or preliminary discussions with respect to a number of potential transactions, one of which would be significant.

None of these potential transactions is subject to a letter of intent (except for one immaterial acquisition that is currently being evaluated) or otherwise so far advanced as to make the transaction reasonably certain. We cannot assure you that we will continue to be able to identify acquisition candidates, or that we will be able to make acquisitions on terms acceptable to us. In addition, there is no assurance that we will be able to obtain financing on terms acceptable to us for future acquisitions and, in any event, such financing may be restricted by the terms of our new bank credit facility or the indenture relating to the notes.

We may not be successful in integrating our past and future acquisitions and achieving intended benefits and synergies.

    The process of integrating acquired operations into our operations and achieving targeted synergies may result in unexpected operating difficulties and may require significant financial and other resources that would otherwise be available for the ongoing development or expansion of the existing operations. Acquisitions involve numerous risks, including:

  .  difficulty with the assimilation of acquired operations and products;

  .  failure to achieve targeted synergies;

  . inability to retain key employees and business relationships of acquired companies; and

  .  diversion of the attention and resources of our management team.

Acquisitions may have a material adverse effect on our business.

    We may be required to incur additional debt in order to consummate acquisitions in the future, which debt may be substantial. In addition, acquisitions may result in the assumption of the outstanding indebtedness of the acquired company, as well as the incurrence of contingent liabilities and other expenses. All of the foregoing could materially adversely affect our financial condition and operating results.

We cannot assure you that we will be able to successfully implement Project One, our strategic initiative, or that this initiative will produce its anticipated positive effects.

    In the fourth quarter of fiscal 2001, we launched a program, which we refer to as Project One, that we believe will assist us in achieving our strategic objectives. Project One is expected to realize short-term improvements from value-enhancing programs and build our long-term scalable infrastructure, which will sustain our profitable growth, both organic growth and growth through future acquisitions. During the implementation phase of Project One, we expect our implementation costs to exceed realized savings. Moreover, we cannot assure you that we will be able to successfully implement Project One as currently contemplated, or at all, or that the anticipated cost savings will be realized as a result of the implementation.

We depend on our key personnel to manage our business effectively and they may be difficult to replace.

    Our performance substantially depends on the efforts and abilities of our senior management team, including our Chairman and Chief Executive Officer, and other executive officers and key employees. Furthermore, much of our competitive advantage is based on the expertise, experience and know-how of our key personnel regarding our distribution infrastructure, systems and products. The loss of key employees could have a negative effect on our business, revenues, results of operations and financial condition.

Litigation may have a material adverse effect on our business.

    From time to time, we are involved in lawsuits that arise from our business transactions, including the Praxair litigation described under "Business--Legal Proceedings" included in our Annual Report on Form 10-K for fiscal year ended March 31, 2001. The defense and ultimate outcome of lawsuits against us may result in higher operating expenses. Those higher operating expenses could have a material adverse effect on our business, results of operations or financial condition.

We will have ongoing environmental costs.

    We are subject to laws and regulations relating to the protection of the environment and natural resources. These include, among other things, the management of hazardous substances and wastes, air emissions and water discharges. Violations of some of these laws can result in substantial penalties, temporary or permanent plant closures and criminal convictions. Moreover, the nature of our existing and historical operations exposes us to the risk of liabilities to third parties. These potential claims include property damage, personal injuries and cleanup obligations. See "Business-- Regulatory and Environmental Matters" included in our Annual Report on Form 10-K for fiscal year ended March 31, 2001.

We operate in a highly competitive environment.

    The U.S. industrial gas industry is comprised of a small number of major producers. Additionally, there are hundreds of smaller, local distributors, some of whom operate on a low-cost basis, primarily in the cylinder segment. Some of our competitors may have greater financial resources than we do. If we are unable to compete effectively with our competitors, we will suffer lower revenue and a loss of market share.

Although the current trend is for increasing prices, the industrial gas industry has experienced periods of falling prices, and if such a trend were to return, we could experience reduced revenues and/or cash flows.

    Previously, our major competitors and we have had to reduce prices in order to maintain our market share. Although prices are now increasing, in part due to increased energy and raw materials prices, we cannot assure you that the prices of our products will not fall in the future, which could adversely affect our revenues and cash flows, or that we will be able to maintain current levels of profitability.

                                USE OF PROCEEDS

    We will not receive any proceeds from the exchange offer.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

    In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers, under which we agreed to use our best efforts to file and have declared effective an exchange offer registration statement under the Securities Act.

    We are making the exchange offer in reliance on the position of the Commission as set forth in certain no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the Commission, we believe that a holder of new notes, but not a holder who is our "affiliate" within the meaning of Rule 405 of the Securities Act, who exchanges old notes for new notes in the exchange offer, generally may offer the new notes for resale, sell the new notes and otherwise transfer the new notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our "affiliate" within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the new notes only if the holder acquires the new notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the new notes.

    Any holder of the old notes using the exchange offer to participate in a distribution of new notes cannot rely on the no-action letters referred to above. This includes a broker-dealer that acquired old notes directly from us, but not as a result of market-making activities or other trading activities. Consequently, the holder must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements.

    Each broker-dealer that receives new notes for its own account in exchange for old notes, as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that for a period of 120 days after the expiration date, we will make this prospectus available to broker-dealers for use in connection with any such resale. See "Plan of Distribution."

    Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of new notes.

    The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange

    Upon the terms and subject to the conditions of the exchange offer, we will accept any and all old notes validly tendered prior to 12:00 (midnight), New York time, on the expiration date. The date of acceptance for exchange of the old notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date (unless extended as described in this document). We will issue, on or promptly after the exchange date, an aggregate principal amount of up to $225,000,000 of new notes for a like principal amount of outstanding old notes tendered and accepted in connection with the exchange offer. The new notes issued in connection with the exchange offer will be delivered on the earliest practicable date following the exchange date. Holders may tender some or all of their old notes in connection with the exchange offer, but only in $1,000 increments of principal amount at maturity.

    The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act and are issued free from any covenant regarding registration, including the payment of liquidated damages upon a failure to file or have declared effective an exchange offer registration statement or to complete the exchange offer by certain dates. The new notes will evidence the same debt as the old notes and will be issued under the same indenture and entitled to the same benefits under that indenture as the old notes being exchanged. As of the date of this prospectus, $225,000,000 in aggregate principal amount of the old notes is outstanding.

    In connection with the issuance of the old notes, we arranged for the old notes originally purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of The Depository Trust Company ("DTC"), acting as depositary. Except as described under "Description of Notes--Book-Entry, Delivery and Form," the new notes will be issued in the form of a global note registered in the name of DTC or its nominee and each beneficial owner's interest in it will be transferable in book-entry form through DTC. See "Description of Notes--Book-Entry, Delivery and Form."

    Holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, but will not be entitled to any registration rights under the registration rights agreement.

    We shall be considered to have accepted validly tendered old notes if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

    If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the old notes, without expense, to the tendering holder as quickly as possible after the expiration date.

    Holders who tender old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of old notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "--Fees and Expenses."

Expiration Date; Extensions; Amendments

    The expiration date for the exchange offer is 12:00 (midnight), New York City time, on October 16, 2001, unless extended by us in our sole discretion (but in no event to a date later than October 30, 2001), in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

    We reserve the right, in our sole discretion:

  . to delay accepting any old notes, to extend the offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

  .  to amend the terms of the exchange offer in any manner.

    If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

    If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

Interest on the New Notes

    Interest on the new notes will accrue at the rate of 9.125% per annum from the most recent date to which interest on the new notes has been paid or, if no interest has been paid, from the date of the indenture governing the notes. Interest will be payable semiannually in arrears on April 1 and October 1, commencing on April 1, 2002.

Conditions to the Exchange Offer

    Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes and may terminate the exchange offer as provided in this prospectus before the acceptance of the old notes, if:

  . any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us, or any material adverse development has occurred in any existing action or proceeding relating to us or any of our subsidiaries;

  . any change, or any development involving a prospectus change, in our business or financial affairs or any of our subsidiaries has occurred which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

  . any law, statue, rule or regulation is proposed, adopted or enacted, which in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

  . any governmental approval has not been obtained, which approval we, in our reasonable discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

    The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

    If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

  . refuse to accept any old notes and return all tendered old notes to the tendering holders;

  . extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes (See "--Withdrawal of Tenders" below); or

  . waive unsatisfied conditions relating to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

Procedures for Tendering

    Unless the tender is being make in book-entry form, to tender in the exchange offer, a holder must:

  . complete, sign and date the letter of transmittal, or a facsimile of it,

  . have the signatures guaranteed if required by the letter of transmittal, and

  . mail or otherwise deliver the letter of transmittal or the facsimile, the old notes and any other required documents to the exchange agent prior to 12:00 (midnight), New York City time, on the expiration date.

    Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account. Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or facsimile), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its addresses set forth under the caption "exchange agent" below, prior to 12:00 (midnight), New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

    The tender by a holder of old notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

    The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal of old notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

    Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivery of such owner's old notes, either make appropriate arrangements to register ownership of the old notes in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

  . by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  .  for the account of an eligible guarantor institution.

    In the event that signatures on a letter or transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by:

  . a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

  . a commercial bank or trust company having an office or correspondent in the United States, or

  .  an "eligible guarantor institution."

    If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

    If the letter of transmittal or any old notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

    We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered old notes in our sole discretion. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes whose acceptance by us would, in the opinion of our U.S. counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of old notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

    In addition, we reserve the right, as set forth above under the caption "-- Conditions to the Exchange Offer," to terminate the exchange offer.

    By tendering, each holder represents to us, among other things, that:

  . the new notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the new notes, whether or not such person is the holder;

  . neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such new notes; and

  . neither the holder nor any such other person is our "affiliate" (as defined in Rule 405 under the Securities Act).

  . if the holder is a broker-dealer which will receive new notes for its own account in exchange for old notes, it will acknowledge that it acquired such old notes as the result of market-making activities or other trading activities and it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

Guaranteed Delivery Procedures

    A holder who wishes to tender its old notes and:

  .  whose old notes are not immediately available;

  . who cannot deliver the holder's old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

  . who cannot complete the procedures for book-entry transfer before the expiration date may effect a tender if:

    .  the tender is made through an eligible guarantor institution;

    . before the expiration date, the exchange agent receives from the eligible guarantor institution:

           . a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery,

           .  the name and address of the holder,

           . the certificate number(s) of the old notes and the principal amount at maturity of old notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal and the certificate(s) representing the old notes (or a confirmation of book-entry transfer), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

           . the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer, and all other documents required by the letter of transmittal.

Withdrawal of Tenders

    Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 12:00 (midnight), New York City time, on the expiration date.

    To withdraw a tender of old notes in connection with the exchange offer, a written facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 12:00 (midnight), New York City time, on the expiration date. Any such notice of withdrawal must:

  . specify the name of the person who deposited the old notes to be withdrawn,

  . identify the old notes to be withdrawn (including the certificate number or numbers and principal amount at maturity of such old notes),

  . be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such old notes were tendered (including any required signature guarantees) or be accompanied by documents or transfer sufficient to have the trustee register the transfer of such old notes into the name of the person withdrawing the tender, and

  . specify the name in which any such old notes are to be registered, if different from that of the depositor.

    We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices. Any old notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued unless the old notes withdrawn are validly re-tendered. Any old notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described above under the caption "--Procedures for Tendering" at any time prior to the expiration date.

Exchange Agent

    The Bank of New York has been appointed as exchange agent in connection with the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent, at its offices at Corporate Trust Department, 3rd floor, 385 Rifle Camp Road, West Paterson, NJ 07424, Attention: Terence Rawlins. The exchange agent's telephone number is (973) 357-7055 and facsimile number is (973) 357-7840.

Fees and Expenses

    We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent, accounting and certain legal fees.

    Holders who tender their old notes for exchange will not be obligated to pay transfer taxes. If, however:

  . new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes tendered, or

  . if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or

  . if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer,

then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

    The new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles.

Consequences of Failures to Properly Tender Old Notes in the Exchange

    Issuance of the new notes in exchange for the old notes under the exchange offer will be made only after timely receipt by the exchange agent of such old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the old notes desiring to tender such old notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of old notes for exchange. Old notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the exchange offer, certain registered rights under the registration rights agreement will terminate.

    In the event the exchange offer is completed, we will not be required to register the remaining old notes. Remaining old notes will continue to be subject to the following restrictions on transfer:

  . the remaining old notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if neither such registration nor such exemption is required by law, and

  . the remaining old notes will bear a legend restricting transfer in the absence of registration or an exemption.

    We do not currently anticipate that we will register the remaining old notes under the Securities Act. To the extent that old notes are tendered and accepted in connection with the exchange offer, any trading market for remaining old notes could be adversely affected.

                      RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

                                                       Three Months
                                                          Ended
                             Year Ended March 31,        June 30,
                         ----------------------------- ------------
                         1997  1998  1999  2000  2001      2001
                         ----- ----- ----- ----- ----- ------------
Ratio of Earnings to
 Fixed Charges.......... 2.66x 2.83x 2.48x 2.49x 2.41x    3.00x

    For purposes of computing the above ratios: (1) earnings consist of pre-tax income from continuing operations before equity method earnings or losses plus fixed charges minus minority interest in pre-tax income of entities that have not incurred fixed charges; and (2) fixed charges consist of interest expense on debt and amortization of deferred debt issuance costs, and the portion of rental expense that we believe is representative of the interest component of rental expense of approximately $8.0 million, $10.1 million, $11.8 million, $12.8 million, $14.6 million and $3.6 million in 1997, 1998, 1999, 2000, 2001 and the three months ended June 30, 2001, respectively.

                              DESCRIPTION OF NOTES

    You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, "Airgas" refers only to Airgas, Inc. and not to any of its subsidiaries.

    Airgas issued the old notes under an indenture dated July 30, 2001 among itself, the Guarantors and The Bank of New York, as trustee. The new notes (which are sometimes referred to in this description as "exchange notes") will be issued under the same indenture and will be identical in all material respects to the old notes, except that the new notes have been registered under the Securities Act and are free of any obligation regarding registration, including the payment of liquidated damages upon failure to file or have declared effective an exchange offer registration statement or to consummate an exchange offer by certain dates. Unless specifically stated to the contrary, the following description applies equally to the new notes and the old notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

    The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth below under "-- Additional Information." Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the indenture.

    The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The Notes

    The notes:

  .  are general unsecured senior subordinated obligations of Airgas;

  . are subordinated in right of payment to all existing and future Senior Debt of Airgas, including borrowings under the New Credit Facility;

  . rank pari passu in right of payment with any future unsecured Senior Subordinated Indebtedness of Airgas;

  . are effectively junior to all existing and future liabilities, including trade payables, of Airgas' non-guarantor Subsidiaries;

  .  are guaranteed by the Guarantors; and

  . are subject to registration with the Commission pursuant to the registration rights agreement.

The Guarantees

    The notes are guaranteed on a senior subordinated basis by all of Airgas' Domestic Restricted Subsidiaries that guarantee our obligations under the New Credit Facility.

    Each guarantee of the notes:

  .  is a general unsecured senior subordinated obligation of the Guarantor;

  . is subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

  . ranks pari passu in right of payment with any future unsecured Senior Subordinated Indebtedness of that Guarantor.

    After giving pro forma effect to the Refinancing Transactions, as of March 31, 2001, Airgas would have had total Senior Debt of approximately $414.1 million, including letters of credit aggregating approximately $51.7 million that secure Senior Debt of certain of the Guarantors, and the Guarantors would have had total Senior Debt of approximately $389.2 million, including approximately $360.6 million representing guarantees of Senior Debt of Airgas. As indicated above and as discussed in detail below under the caption "-- Subordination," payments on the notes and under the guarantees of the notes will be subordinated to the payment in cash of Senior Debt. The indenture will permit the Guarantors and us to incur additional debt, including Senior Debt, in the future.

    Not all of our Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The guarantor Subsidiaries generated 98.7% of our total net sales in fiscal 2001. The non-guarantor Subsidiaries generated approximately 4% of our EBITDA in fiscal 2001.

    As of the date of the indenture, all of our Domestic Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to most of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes. See "Risk Factors-- Risks Relating to Investment in the Notes."

Principal, Maturity and Interest

    Airgas issued $225.0 million of old notes on July 30, 2001. Airgas may issue additional notes ("Additional Notes") under the indenture from time to time after this offering with the same CUSIP numbers as the old notes and new notes. Any offering of Additional Notes is subject to the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The old notes, the new notes and any Additional Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Airgas will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on October 1, 2011.

    Interest on the notes will accrue at the rate of 9.125% per annum and will be payable semiannually in arrears on April 1 and October 1, commencing on April 1, 2002. Airgas will make each interest payment to the Holders of record on the immediately preceding March 15 and September 15.

    Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

    If a Holder has given wire transfer instructions to Airgas, Airgas will pay all principal, interest and premium and Special Interest, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Airgas elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

    The trustee under the indenture will initially act as paying agent and registrar. Airgas may change the paying agent or registrar without prior notice to the Holders of the notes, and Airgas or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

    A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Airgas is not required to transfer or exchange any note selected for redemption. Also, Airgas is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subordination

Senior Debt versus Notes

    The payment of principal, interest and premium and Special Interest, if any, on the notes will be subordinated to the prior payment in full in cash of all Senior Debt of Airgas, including Senior Debt incurred after the date of the indenture.

    The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holders of notes will be entitled to receive any payment with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance" to the extent permitted thereby), in the event of any distribution to creditors of Airgas:

      (1) in a liquidation or dissolution of Airgas;

      (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Airgas or its property;

      (3) in an assignment for the benefit of creditors; or

      (4) in any marshaling of Airgas' assets and liabilities.

Liabilities of Subsidiaries versus Notes

    None of our Foreign Subsidiaries are guaranteeing the notes. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, generally will effectively have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of our creditors, including holders of the notes, even if such claims do not constitute Senior Debt. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

    At March 31, 2001, after giving pro forma effect to the Refinancing Transactions, the total liabilities of Airgas' Subsidiaries (other than the Guarantors) would have been approximately $63 million, including trade payables. Although the indenture limits the incurrence of Indebtedness and preferred stock of certain of our Subsidiaries, each such limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness or preferred stock under the indenture. See "--Certain Covenants--Certain Covenants Incurrence of Indebtedness and Issuance of Preferred Stock."

Other Senior Subordinated Indebtedness versus Notes

    Only Indebtedness of Airgas or any of its Subsidiaries that is Senior Debt of such Person ranks senior to the notes or the relevant Subsidiary Guarantee, as the case may be, in accordance with the provisions of the indenture. The notes and each Subsidiary Guarantee rank pari passu with all other Senior Subordinated Indebtedness of Airgas and the relevant Subsidiary, respectively.

    Airgas and the Guarantors have agreed in the indenture that Airgas and such Guarantors will not incur, directly or indirectly, any Indebtedness that is contractually subordinate or junior in right of payment to Airgas' Senior Debt, or the Senior Debt of such Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of such Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. The indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured.

Payment of Notes

    Airgas also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance" when permitted thereby) if:

      (1) a default in the payment of the principal (including reimbursement obligations in respect of letters of credit) of or interest on or commitment, letter of credit or administrative fees relating to Senior Debt occurs and is continuing beyond any applicable grace period; or

      (2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the holders of any such Designated Senior Debt (or their representative).

    Payments on the notes will be resumed:

      (1) in the case of a payment default, upon the date on which such default is cured or waived; and

      (2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

    No new Payment Blockage Notice may be delivered unless and until:

      (1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

      (2) all scheduled payments of principal, interest and premium and Special Interest, if any, on the notes that have come due have been paid in full in cash.

    No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 180 days.

    If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") when:

      (1) the payment is prohibited by these subordination provisions; and

      (2) the trustee or the Holder has actual knowledge that the payment is prohibited;

the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

    Airgas must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Airgas, Holders of notes may recover less ratably than creditors of Airgas who are holders of Senior Debt. See "Risk Factors--The notes will be contractually junior in right of payment to all of our senior indebtedness and the subsidiary guarantees will be contractually junior in right of payment to all senior indebtedness of the subsidiary guarantors."

Subsidiary Guarantees

    The notes are and will be guaranteed on an unsecured senior subordinated basis by each of Airgas' current and future Domestic Restricted Subsidiaries that guarantee the obligations under the New Credit Facility. These Subsidiary Guarantees are joint and several obligations of the Guarantors. Each Subsidiary Guarantee is subordinated to the prior payment in full of all Senior Debt of that Guarantor, including Senior Debt incurred after the date of the indenture, on the same basis as provided above with respect to the subordination of payments on the notes by Airgas to the prior payment in full of Senior Debt. The obligations of each Guarantor under its Subsidiary Guarantee is limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Risks Relating to the Notes--U.S. bankruptcy or fraudulent conveyance law may interfere with the payment of the subsidiary guarantees." Except as described below under "-- Repurchase at the Option of Holders--Asset Sales" and "--Certain Covenants," Airgas is not restricted from selling or otherwise disposing of any of its direct or indirect Equity Interests in the Guarantors.

    A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Airgas or another Guarantor, unless:

      (1) immediately after giving effect to that transaction, no Default exists; and

      (2) either:

         (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture reasonably satisfactory to the trustee; or

         (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

    The Subsidiary Guarantee of a Guarantor will be released and the Guarantor relieved of any Obligations under its Guarantee:

      (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of Airgas, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

      (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of Airgas, if the sale complies with the "Asset Sale" provisions of the indenture;

      (3) the Legal Defeasance or Covenant Defeasance of the notes in accordance with the terms of the indenture; or

      (4) if Airgas designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

See "--Repurchase at the Option of Holders--Asset Sales."

Optional Redemption

    At any time on or prior to October 1, 2004, Airgas may at its option on any one or more occasions redeem notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of notes (which includes Additional Notes, if any) issued under the indenture at a redemption price of 109.125% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

      (1) at least 65% of the aggregate principal amount of notes (which includes Additional Notes, if any) issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Airgas and its Subsidiaries); and

      (2) the redemption occurs within 90 days of the date of the closing of such Public Equity Offering.

    At any time prior to October 1, 2006, Airgas may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to, the date of redemption (the "Redemption Date").

    On and after October 1, 2006, Airgas may at its option redeem all or a part of the notes upon not less than 30 nor more than 60 days' prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

       Year                                                           Percentage
       ----                                                           ----------
       2006..........................................................  104.563%
       2007..........................................................  103.042%
       2008..........................................................  101.521%
       2009 and thereafter...........................................  100.000%

Selection and Notice

    If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

      (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

      (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

    No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

    If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

    We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the captions "-- Repurchase of Notes at the Option of Holders--Asset Sales" and "--Change of Control." We may at any time and from time to time purchase notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

    If a Change of Control occurs, each Holder of notes will have the right to require Airgas to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes validly tendered pursuant to the offer described below (the "Change of Control Offer"). The offer price in any Change of Control Offer will be payable in cash and will be equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, Airgas will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice (the "Change of Control Payment Date"), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Airgas will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to a Change of Control Offer, Airgas will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the indenture by virtue of such conflict.

    On the Change of Control Payment Date, Airgas will, to the extent lawful:

      (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

      (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

      (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Airgas.

    The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

    Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, Airgas will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. Airgas will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The provisions described above that require Airgas to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Airgas repurchase or redeem the notes in the event of a takeover, recapitalization or other similar transaction.

    Airgas will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Airgas and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

    The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Airgas and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Airgas and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on Airgas' ability to incur additional Indebtedness are contained in the covenants described under "Certain Covenants Incurrence of Indebtedness and Issuance of Preferred Stock." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

    The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Airgas and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Airgas to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Airgas and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

    The provisions under the indenture relating to Airgas' obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes then outstanding.

Asset Sales

    Airgas will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

      (1) Airgas (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

      (2) at least 75% of the consideration received in the Asset Sale by Airgas or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

    For purposes of this provision, each of the following will be deemed to be cash or Cash Equivalents:

      (a) any liabilities, as shown on Airgas' or such Restricted Subsidiary's most recent balance sheet, of Airgas or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets and the lender releases Airgas or such Restricted Subsidiary from further liability; and

      (b) any securities, notes or other obligations received by Airgas or any such Restricted Subsidiary from such transferee that are promptly converted by Airgas or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion.

    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Airgas, or the Restricted Subsidiaries, as the case may be, may apply an amount equal to such Net Proceeds at its option:

      (1) to repay any Senior Debt of Airgas or any of its Restricted Subsidiaries;

      (2) to acquire (or enter into a binding agreement to acquire, provided that such commitment shall be subject only to customary conditions (other than financing) and such acquisition shall be consummated within 180 days after the end of such 365 day period) the assets of, or a majority of the Voting Stock of, a Permitted Business or the minority interest in any Restricted Subsidiary;

      (3) to make a capital expenditure; or

      (4) to acquire (or enter into a binding agreement to acquire, provided that such commitment shall be subject only to customary conditions (other than financing) and such acquisition shall be consummated within 180 days after the end of such 365 day period) other long-term assets that are used or useful in a Permitted Business.

    If an amount equal to the Net Proceeds from Asset Sales is not applied or invested as provided in the preceding paragraph such amount will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25.0 million, Airgas will make an offer to holders of the notes (and to holders of other Senior Subordinated Indebtedness of Airgas designated by Airgas) to purchase notes (and such other Senior Subordinated Indebtedness of Airgas) pursuant to and subject to the conditions contained in the indenture (the "Asset Sale Offer"). Airgas will purchase notes tendered pursuant to the Asset Sale Offer at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of Airgas was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of Airgas, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture (the "Asset Sale Offer Price"). If the aggregate purchase price of the securities tendered exceeds the Net Proceeds allotted to their purchase, Airgas will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of $1,000 principal amount or multiples thereof. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Airgas may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

    Airgas will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Airgas will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

    The agreements governing Airgas' outstanding Senior Debt currently prohibit Airgas from purchasing any notes, and also provides that certain change of control events with respect to Airgas would constitute a default under these agreements. Any future credit agreements or other agreements relating to indebtedness to which Airgas becomes a party may contain similar restrictions and provisions. In the event a Change of Control Offer or Asset Sale Offer would require Airgas to purchase notes when it is prohibited from doing so, Airgas could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Airgas does not obtain such a consent or repay such borrowings, Airgas will remain prohibited from purchasing notes. In such case, Airgas' failure to purchase tendered notes would constitute an Event of Default under the indenture, which would, in turn, constitute a default under its other indebtedness. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes. See "Risk Factors--We may not have sufficient funds to purchase notes upon a change of control."

Certain Covenants

    Set forth below are summaries of certain covenants contained in the indenture. Following the first day that:

      (a) the notes have an Investment Grade Rating from both of the Rating Agencies, and

      (b) no Default has occurred and is continuing under the indenture.

    Airgas and its Restricted Subsidiaries will not be subject to the provisions of the indenture summarized under the subcaptions:

  .  ""--Repurchase at the Option of the Holders--Asset Sales"

  . ""--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"

  .  ""--Certain Covenants--Restricted Payments"

  . ""--Certain Covenants--Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries"

  . ""--Certain Covenants--Merger, Consolidation or Sale of Assets" (but only clause (4) of such covenant)

  .  ""--Certain Covenants--Transactions with Affiliates"

(collectively, the "Suspended Covenants"). In the event that Airgas and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence, and subsequently one or both of the Rating Agencies downgrades the rating assigned to the notes below an Investment Grade Rating, then Airgas and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such downgrade will be calculated in accordance with the terms of the covenant described below under "Restricted Payments" as though such covenant had been in effect since the date the notes were originally issued.

Restricted Payments

    Airgas will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

      (1) declare or pay any dividend or make any other payment or distribution on account of Airgas' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Airgas or any of its Restricted Subsidiaries) or to the direct or indirect holders of Airgas' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable (i) in Equity Interests (other than Disqualified Stock) of Airgas or (ii) to Airgas or a Restricted Subsidiary of Airgas);

      (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Airgas) any Equity Interests of Airgas (other than any such Equity Interests owned by Airgas or any of its Restricted Subsidiaries);

      (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

      (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

      (a) no Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

      (b) Airgas would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

      (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Airgas and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2) through (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

         (i) 50% of the Consolidated Net Income of Airgas for the period (taken as one accounting period) from the beginning of the fiscal quarter immediately preceding the fiscal quarter in which the date of the indenture occurs to the end of Airgas' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

         (ii) 100% of the aggregate net cash proceeds received by Airgas since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Airgas (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Airgas that have been converted into or exchanged for such Equity Interests (other than Equity Interests, Disqualified Stock or debt securities sold to a Subsidiary of Airgas), plus

         (iii) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid, purchased or redeemed for cash, the lesser of
     (i) such cash (less the cost of disposition, if any) and (ii) the amount of such Restricted Investment, plus

         (iv)to the extent that any Unrestricted Subsidiary of Airgas is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the fair market value of Airgas' Investment in such Subsidiary as of the date of such redesignation and
     (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

    The preceding provisions will not prohibit:

      (1) the payment of any dividend or distribution on, or redemption of, Equity Interests, within 60 days after the date of declaration or notice thereof, if at the date of declaration or the giving of such notice, the payment would have complied with the provisions of the indenture;

      (2) any Restricted Payment made in exchange for, or made out of the net cash proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of Airgas) of, Equity Interests of Airgas (other than Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (c)(ii) of the preceding paragraph;

      (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Airgas or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

      (4) the payment of any dividend or other payment or distribution by a Restricted Subsidiary of Airgas to the holders of its Equity Interests on a pro rata basis;

      (5) repurchases of Equity Interests deemed to occur upon exercise of stock options if those Equity Interests represent all or a portion of the exercise price of those options;

      (6) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Airgas or any Restricted Subsidiary of Airgas (in the event such Equity Interests are not owned by Airgas or any of its Restricted Subsidiaries) in an amount not to exceed $5.0 million in any fiscal year, so long as no Default has occurred and is continuing or would be caused thereby;

      (7) the purchase by Airgas of fractional shares arising out of stock dividends, splits or combinations or business combinations;

      (8) distributions or payments of Receivables Fees; or

      (9) Restricted Payments not to exceed $25.0 million under this clause
  (9) in the aggregate, plus, to the extent Restricted Payments made pursuant to this clause (9) are Investments made by Airgas or any of its Restricted Subsidiaries in any Person and such Investment is sold for cash or otherwise liquidated or repaid, purchased or redeemed for cash, an amount equal to the lesser of (i) such cash (less the cost of disposition, if any) and (ii) the amount of such Restricted Payment, provided, that (i) at the time of such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (ii) the amount of such cash will be excluded from clause (c)(iv) of the preceding paragraph.

    The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Airgas or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Airgas, whose determination will be conclusive.

Incurrence of Indebtedness and Issuance of Preferred Stock

    Airgas will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Airgas will not, and will not permit any Guarantor to, issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock, provided, that Airgas may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and Airgas' Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, in each case, if the Fixed Charge Coverage Ratio for Airgas' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

    The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

      (1) the incurrence by Airgas and any of its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Airgas and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $550.0 million or (y) the amount of the Borrowing Base as of the date of such incurrence;

      (2) the incurrence by Airgas and its Restricted Subsidiaries of the Existing Indebtedness;

      (3) the incurrence by Airgas and the Guarantors of Indebtedness represented by the old notes and the related Subsidiary Guarantees to be issued, in the case of the old notes, on the date of the indenture and the new notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

      (4) the incurrence by Airgas or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Airgas or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted

  Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

      (5) the incurrence by Airgas or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3),
  (4), (5) or (11) of this paragraph;

      (6) the incurrence by Airgas or any of its Restricted Subsidiaries of Indebtedness owing to Airgas, any of its Restricted Subsidiaries or any Accounts Receivable Subsidiary, provided that:

         (a) if Airgas or any Guarantor is the obligor on any such Indebtedness owing to any Restricted Subsidiary, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Airgas, or the Subsidiary Guarantee, in the case of a Guarantor; and

         (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Airgas, a Restricted Subsidiary of Airgas or an Accounts Receivable Entity and (ii) any sale or other transfer of any such Indebtedness to a Person that is not Airgas, a Restricted Subsidiary of Airgas or an Accounts Receivable Entity will be deemed, in each case, to constitute an incurrence of such Indebtedness by Airgas or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

      (7) the incurrence by Airgas or any of its Restricted Subsidiaries of Hedging Obligations;

      (8) the guarantee by Airgas or any of the Restricted Subsidiaries of Indebtedness of Airgas or a Restricted Subsidiary of Airgas that was permitted to be incurred by another provision of this covenant;

      (9) Obligations in respect of performance, bid and surety bonds and completion guarantees provided by Airgas or any Restricted Subsidiary in the ordinary course of business;

      (10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, that such Indebtedness is extinguished within five Business Days of its incurrence; and

      (11) the incurrence by Airgas or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) which, when taken together with all other Indebtedness of Airgas and its Restricted Subsidiaries outstanding on the date of such incurrence and incurred pursuant to this clause (11), does not exceed $25.0 million.

    For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Airgas will be permitted to divide and classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

    Accrual of interest and dividends, accretion or amortization of original issue discount and changes to amounts outstanding in respect of Hedging Obligations solely as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock for purpose of this covenant.

    For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a currency other than U.S. dollars, the amount of such Indebtedness will be the U.S. Dollar Equivalent of such Indebtedness determined on the date of incurrence, provided, that if any such Indebtedness denominated in a currency other than U.S. dollars is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Permitted Refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Permitted Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (ii) the principal amount of the Permitted Refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Permitted Refinancing Indebtedness is incurred.

Anti-Layering

    Airgas will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Airgas and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

Limitation on Liens

    Airgas will not, and will not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any property or assets of Airgas or any Restricted Subsidiary of Airgas, now owned or hereafter acquired, which secures Indebtedness that ranks pari passu with or subordinate to the notes unless:

      (1) if such Lien secures Indebtedness which is pari passu with the notes, then the notes are secured on an equal and ratable basis with the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien, or

      (2) if such Lien secures Indebtedness, which is subordinated to the notes, any such Lien shall be subordinated to a Lien granted to the holders of the notes in the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the notes.

Dividend and Other Payment Restrictions Affecting Subsidiaries

    Airgas will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

      (1) pay dividends or make any other distributions on its Capital Stock to Airgas or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits and payable to Airgas and any of its Restricted
  Subsidiaries, or pay any indebtedness owed to Airgas or any of its Restricted Subsidiaries;

      (2) make loans or advances to Airgas or any of its Restricted Subsidiaries; or

      (3) transfer any of its properties or assets to Airgas or any of its Restricted Subsidiaries.

    However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

      (1) any agreement in effect or entered into on the date of the indenture, including agreements governing Existing Indebtedness and the New Credit Facility as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially less favorable, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

      (2) the indenture, the notes and the Subsidiary Guarantees;

      (3) applicable law and any applicable rule, regulation or order;

      (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Airgas or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

      (5) customary non-assignment provisions in leases, licenses or contracts entered into in the ordinary course of business;

      (6) purchase money obligations that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

      (7) any agreement for the sale or other disposition of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of that Subsidiary;

      (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially less favorable, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

      (9) Liens that limit the right of the debtor to dispose of the assets subject to such Liens;

      (10) customary provisions in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

      (11) any such encumbrance or restriction with respect to a Foreign Subsidiary pursuant to an agreement governing Indebtedness incurred by such Foreign Subsidiary;

      (12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

      (13) any agreement governing the terms of any Indebtedness incurred pursuant to clause (1) of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock", provided, that (i) either
  (x) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement or (y) Airgas determines that, at the time any such Indebtedness is incurred (and at the time of any modification of the terms of any such encumbrance or restriction), any such encumbrance or restriction will not materially affect Airgas' ability to make principal or interest payments on the notes and (ii) the encumbrance or restriction is not materially more disadvantageous to the Holders of the notes than is customary in comparable financings or agreements (as determined by Airgas in good faith); and

      (14) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Board of Directors of Airgas, are necessary or advisable to effect that Receivables Facility.

Merger, Consolidation or Sale of Assets

    Airgas may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Airgas is the surviving corporation); or
(2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Airgas and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

      (1) either: (a) Airgas is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Airgas) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia (any such Person, the "Successor Company");

      (2) the Successor Company assumes all the obligations of Airgas under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

      (3) immediately after such transaction no Default exists; and

      (4) Airgas or the Successor Company will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

    The foregoing clause (4) will not prohibit (a) a merger between Airgas and any of its Restricted Subsidiaries or (b) a merger between Airgas and an Affiliate incorporated solely for the purpose of reincorporating Airgas in another state of the United States, so long as the amount of Indebtedness of Airgas and its Restricted Subsidiaries is not increased thereby.

    In addition, Airgas may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Airgas and any of the Guarantors.

    The Successor Company will be the successor to Airgas and shall succeed to, and be substituted for, and may exercise every right and power of, Airgas under the indenture, and the predecessor company shall be released from its obligations with respect to the notes, including with respect to its obligation to pay the principal of and interest and Special Interest, if any, on the notes.

Transactions with Affiliates

    Airgas will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

      (1) the Affiliate Transaction is on terms that are not materially less favorable to Airgas or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Airgas or such Restricted Subsidiary with an unrelated Person; and

      (2) Airgas delivers to the trustee:

         (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Airgas set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Airgas; and

         (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, the Board of Directors of Airgas shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to Airgas and its Restricted Subsidiaries or not materially less favorable to Airgas and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

    Notwithstanding the foregoing, the following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

      (1) any employment agreement entered into by Airgas or any of its Restricted Subsidiaries in the ordinary course of business of Airgas or such Restricted Subsidiary;

      (2) transactions between or among Airgas and/or its Restricted
  Subsidiaries;

      (3) transactions with a Person that is an Affiliate of Airgas solely because Airgas owns an Equity Interest in, or controls, such Person;

      (4) payment of reasonable directors fees;

      (5) the issuance or sale of Equity Interests (other than Disqualified Stock) of Airgas;

      (6) the pledge of Equity Interests of Unrestricted Subsidiaries to support the Indebtedness thereof;

      (7) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments;" and

      (8) transfers of accounts receivable, or participations therein, in connection with any Receivables Facility.

Additional Subsidiary Guarantees

    Airgas will not permit any of its Restricted Subsidiaries that are Domestic Subsidiaries, directly or indirectly, to guarantee or pledge any assets to secure the payment of any other Indebtedness of Airgas unless such Restricted Subsidiary simultaneously executes and delivers to the trustee a supplemental indenture, in form and substance reasonably satisfactory to the trustee pursuant to which such Restricted Subsidiary shall guarantee all of Airgas' obligations under the notes, which Guarantee will be senior to or pari passu with such Subsidiary's Guarantee of or pledge to secure such other Indebtedness unless such other Indebtedness is Senior Debt, in which case the Guarantee of the notes may be subordinated to the Guarantee of such Senior Debt to the same extent as the notes are subordinated to such Senior Debt.

Designation of Restricted and Unrestricted Subsidiaries

    The Board of Directors of Airgas may designate any Restricted Subsidiary of Airgas to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Airgas and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Airgas may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Payments for Consent

    Airgas will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

    Whether or not required by the Commission, so long as any notes are outstanding, Airgas will furnish to the Holders of notes, within the time periods specified in the Commission's rules and regulations:

      (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Airgas were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Airgas' certified independent accountants; and

      (2) all current reports that would be required to be filed with the Commission on Form 8-K if Airgas were required to file such reports.

    In addition, whether or not required by the Commission, Airgas will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

    In addition, Airgas and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

    If Airgas has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Airgas and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Airgas.

Events of Default and Remedies

    Each of the following is an Event of Default:

      (1) default for 30 days in the payment when due of interest on, or Special Interest with respect to, the notes whether or not prohibited by the subordination provisions of the indenture;

      (2) default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

      (3) failure by Airgas to comply with the provisions described under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets;"

      (4) failure by Airgas or any of its Restricted Subsidiaries to comply for 30 days after receipt of notice with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Asset Sales," "--Certain Covenants--Restricted Payments" or "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;"

      (5) failure by Airgas or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture;

      (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Airgas or any of its Restricted Subsidiaries that are Significant Subsidiaries (or the payment of which is guaranteed by Airgas or any of its Restricted Subsidiaries that are Significant Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

         (a) is caused by a failure to pay principal at its stated maturity after giving effect to any applicable grace period provided in such Indebtedness (a "Payment Default"); or

         (b) results in the acceleration of such Indebtedness prior to its express maturity,

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

      (7) failure by Airgas or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

      (8) certain events of bankruptcy, insolvency or reorganization of Airgas or a Restricted Subsidiary of Airgas that is a Significant Subsidiary; and

      (9) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

However, a default under clauses (4) or (5) will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes notify Airgas of the default and Airgas does not cure such default within the time specified after receipt of such notice. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Airgas, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

    Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default if it determines that withholding notes is in their interest, except a Default relating to the payment of principal or interest or Special Interest.

    The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default and its consequences under the indenture except a continuing Default in the payment of interest or Special Interest on, or the principal of, the notes (other than the non-payment of principal of or interest or Special Interest, if any, on the notes that became due solely because of the acceleration of the notes).

    Airgas is required to deliver to the trustee within 90 days after the end of each fiscal year a statement regarding compliance with the indenture during such fiscal year. Upon becoming aware of any Default, Airgas is required to deliver to the trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

    No director, officer, employee, incorporator or stockholder of Airgas or any Guarantor, as such, will have any liability for any obligations of Airgas or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

    Airgas may, at its option and at any time, elect to terminate all of the obligations of itself and the Guarantors with respect to the notes and the indenture ("Legal Defeasance") except for:

      (1) the rights of Holders to receive payments in respect of the principal of, or interest or premium or Special Interest, if any, on such notes when such payments are due from the Defeasance Trust (as defined below);

      (2) Airgas' obligations to issue temporary notes, register the transfer or exchange of notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes;

      (3) the rights, powers, trusts, duties and immunities of the trustee, and Airgas' and the Guarantors' obligations in connection therewith; and

      (4) the Legal Defeasance provisions of the indenture.

    In addition, Airgas may, at its option and at any time, elect to have the obligations of Airgas and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment or bankruptcy, receivership, rehabilitation and insolvency events with respect to Airgas) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

    If Airgas exercises its Legal Defeasance option or its Covenant Defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

      (1) Airgas must irrevocably deposit with the trustee, in trust (the "Defeasance Trust"), for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Airgas must specify whether the notes are being defeased to maturity or to a particular redemption date;

      (2) in the case of Legal Defeasance, Airgas has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Airgas has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

      (3) in the case of Covenant Defeasance, Airgas has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

      (4) no Default has occurred and is continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit);

      (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Airgas or any of its Restricted Subsidiaries is a party or by which Airgas or any of its Restricted Subsidiaries is bound, including the New Credit Facility;

      (6) Airgas must deliver to the trustee an officers' certificate stating that the deposit was not made by Airgas with the intent of preferring the Holders of notes over the other creditors of Airgas with the intent of defeating, hindering, delaying or defrauding other creditors of Airgas; and

      (7) Airgas must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

    Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

      (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

      (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes;

      (3) reduce the rate of or change the time for payment of interest on any note;

      (4) waive a Default in the payment of principal of, or interest or premium or Special Interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

      (5) make any note payable in money other than that stated in the notes;

      (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Special Interest, if any, on the notes;

      (7) waive a redemption payment with respect to any note;

      (8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

      (9) make any change in the preceding amendment and waiver provisions.

    In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 75% in aggregate principal amount of notes then outstanding.

    Notwithstanding the foregoing, without the consent of any Holder of notes, Airgas, the Guarantors and the trustee may amend or supplement the indenture or the notes:

      (1) to cure any ambiguity, defect or inconsistency or to make a modification of a formal, minor or technical nature or to correct a manifest error;

      (2) to provide for uncertificated notes in addition to or in place of certificated notes;

      (3) to comply with the covenant relating to mergers, consolidations and sales of assets;

      (4) to provide for the assumption of Airgas' or any Guarantor's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Airgas' assets;

      (5) to add Guarantees with respect to the notes or to secure the notes;

      (6) to add to the covenants of Airgas or any Guarantor for the benefit of the Holders of the notes or surrender any right or power conferred upon Airgas or any Guarantor;

      (7) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

      (8) to comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust indenture Act;

      (9) to evidence and provide for the acceptance and appointment under the indenture of a successor trustee pursuant to the requirements thereof; or

      (10) to provide for the issuance of exchange or private exchange notes.

    However, no amendment may be made to (A) the subordination provisions of the indenture or (B) the conditions precedent to Legal Defeasance and Covenant Defeasance described in clause (5) under the caption "--Legal Defeasance and Covenant Defeasance," in each case, that adversely affects the rights of any holder of Senior Debt of Airgas or a Guarantor then outstanding unless the holders of such Senior Debt (or their representative) consents to such change.

    The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    The provisions under the indenture relating to Airgas' obligation to make an offer to repurchase the notes as described above under the caption "-- Repurchase at the Option of Holders" may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes then outstanding.

    After an amendment under the indenture becomes effective, we are required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

    The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

      (1) either:

         (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Airgas, have been delivered to the trustee for cancellation; or

         (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Airgas or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium or Special Interest, if any, and accrued interest to the date of maturity or redemption;

      (2) no Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Airgas or any Guarantor is a party or by which Airgas or any Guarantor is bound;

      (3) Airgas or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

      (4) Airgas has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

    In addition, Airgas must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

    If the trustee becomes a creditor of Airgas or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

    Anyone who receives this offering circular may obtain a copy of the indenture and registration rights agreement without charge by writing to Airgas, Inc., 259 N. Radnor-Chester Road, Radnor, PA 19087 Attention: Investor Relations.

Book-Entry, Delivery and Form

    The new notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

    Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

    The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. Airgas takes no responsibility for these operations and procedures and urges investors to contact DTC directly to discuss these matters.

    DTC has advised Airgas that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

    DTC has also advised Airgas that, pursuant to procedures established by it:

      (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and
      (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

    The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

    Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

    Payments in respect of the principal of, and interest and premium and Special Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Airgas and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Airgas, the trustee nor any agent of Airgas or the trustee has or will have any responsibility or liability for:

      (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

      (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

    DTC has advised Airgas that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant

Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Airgas. Neither Airgas nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Airgas and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

    DTC has advised Airgas that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

    Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Airgas nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

Exchange of Global Notes for Certificated Notes

    A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

      (1) DTC (a) notifies Airgas that it is unwilling or unable to continue as depositary for the Global Notes and Airgas fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act and Airgas fails to appoint a successor depositary;

      (2) Airgas, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

      (3) there has occurred and is continuing a Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

    Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

    Airgas will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Special Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Airgas will make all payments of principal, interest and premium and Special Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Airgas expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Registration Rights; Special Interest

    Holders of the new notes are not entitled to any registration rights with respect to the new notes.

    The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of registration rights agreement in its entirety because it, and not this description, defines the registration rights of Holders of old notes. See "--Additional Information."

    Airgas, the Guarantors and the initial purchasers entered into the registration rights agreement on the closing of the offering of old notes. Pursuant to the registration rights agreement, Airgas and the Guarantors agreed to file with the Commission the exchange offer registration statement on the appropriate form under the Securities Act with respect to the notes. Upon the effectiveness of the exchange offer registration statement, Airgas and the Guarantors will offer to the Holders of Transfer Restricted Securities pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for new notes.

    If:

      (1) Airgas and the Guarantors are not

         (a) required to file the exchange offer registration statement; or

         (b) permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy; or

      (2) any Holder of Transfer Restricted Securities notifies Airgas prior to the 20th day following consummation of the exchange offer that:

         (a) it is prohibited by law or Commission policy from participating in the exchange offer; or

         (b) that it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

         (c) that it is a broker-dealer and owns old notes acquired directly from Airgas or an affiliate of Airgas,

Airgas and the Guarantors will file with the Commission a shelf registration statement to cover resales of the old notes by the Holders of the old notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

    Airgas and the Guarantors will use their reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

    For purposes of the preceding, "Transfer Restricted Securities" means each old note until:

      (1) the date on which such note has been exchanged by a Person other than a broker-dealer for an Exchange Note in the Exchange Offer;

      (2) following the exchange by a broker-dealer in the exchange offer of an old note for a new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

      (3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

      (4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

    The registration rights agreement provides that:

      (1) Airgas and the Guarantors will file an exchange offer registration statement with the Commission on or prior to 90 days after the closing of the offering of old notes;

      (2) Airgas and the Guarantors will use their reasonable best efforts to have the exchange offer registration statement declared effective by the Commission on or prior to 180 days after the closing of this offering of old notes;

      (3) unless the exchange offer would not be permitted by applicable law or Commission policy, Airgas and the Guarantors will

         (a) commence the exchange offer; and

         (b) use their reasonable best efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the exchange offer registration statement was declared effective by the Commission, new notes in exchange for all old notes tendered prior thereto in the exchange offer; and

      (4) if obligated to file the shelf registration statement, Airgas and the Guarantors will use their reasonable best efforts to file the shelf registration statement with the Commission on or prior to 60 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the Commission on or prior to 120 days after such obligation arises or such later dates on which the exchange offer registration statement would have been required to be filed or declared effective, as the case may be.

    If:

      (1) Airgas and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

      (2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

      (3) Airgas and the Guarantors fail to consummate the exchange offer within 30 business days of the Effectiveness Target Date with respect to the exchange offer registration statement; or

      (4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then Airgas and the Guarantors will pay Special Interest to each Holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 0.25% per annum of the principal amount of notes held by such Holder.

    The amount of the Special Interest will increase by an additional 0.25% per annum of the principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Special Interest for all Registration Defaults of 1.0% per annum of the principal amount of notes.

    All accrued Special Interest will be paid by Airgas and the Guarantors on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

    Following the cure of all Registration Defaults, the accrual of Special Interest will cease.

    Holders of old notes will be required to make certain representations to Airgas (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding Special Interest set forth above. By acquiring Transfer Restricted Securities, a Holder will be deemed to have agreed to indemnify Airgas and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in any registration statement under certain circumstances upon receipt of written notice to that effect from Airgas.

Certain Definitions

    Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Accounts Receivable Entity" means any Person (other than a Restricted Subsidiary) to which Airgas or any of its Restricted Subsidiaries sells any of its accounts receivable pursuant to a Receivables Facility.

    "Acquired Debt" means, with respect to any specified Person:

      (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

      (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of

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

this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

    "Applicable Premium" means, with respect to any note on any Redemption Date, the greater of:

      (1) 1.0% of the principal amount of the note; or

      (2) the excess of:

         (a) the present value at such Redemption Date of (i) the redemption price of the note at October 1, 2006 (such redemption price being set forth in the table appearing above under the caption "-- Optional Redemption") plus (ii) all required interest payments due on the note through October 1, 2006 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points; over

         (b) the principal amount of the note, if greater.

    "Asset Sale" means:

      (1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Airgas and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "-- Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

      (2) the issuance of Equity Interests by any of Airgas' Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

    Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

      (1) for purposes of the covenant described above under the caption "-- Repurchase at the Option of the Holders--Asset Sales" only, any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million or for net cash proceeds of less than $5.0 million;

      (2) a transfer of assets between or among Airgas and its Restricted Subsidiaries;

      (3) an issuance of Equity Interests by a Subsidiary to Airgas or to a Restricted Subsidiary of Airgas;

      (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

      (5) the sale or other disposition of cash or Cash Equivalents;

      (6) for purposes of the covenant described above under the caption "-- Repurchase at the Option of the Holders--Asset Sales" only, the sale of the capital stock of, or assets comprising, any of the Specified Businesses, provided that the requirements under clause (1) of that covenant shall have been satisfied;

      (7) for purposes of the covenant described above under the caption "-- Repurchase at the Option of the Holders--Asset Sales" only, a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments";

      (8) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

      (9) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of Airgas or any of its Restricted Subsidiaries;

      (10) a transfer of accounts receivable, or participations therein, and related rights and assets in connection with any Receivables Facility;

      (11) the license of patents, trademarks, copyrights and know-how to third Persons in the ordinary course of business; and

      (12) the creation of Liens.

    "Asset Sale Offer" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Asset Sales."

    "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

    "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

    "Board of Directors" means:

      (1) with respect to a corporation, the board of directors of the corporation;

      (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

      (3) with respect to any other Person, the board or committee of such Person serving a similar function.

    "Borrowing Base" means, as of any date, an amount equal to:

      (1) 85% of the book value of all accounts receivable and 85% of the cost of cylinders owned by Airgas and its Restricted Subsidiaries as of the most recent date for which Airgas has available a balance sheet, provided that, in the case of such accounts receivable, such accounts receivable are not more than 90 days past due; plus

      (2) 50% of the book value of all inventory owned by Airgas and its Restricted Subsidiaries as of the most recent date for which Airgas has available a balance sheet.

    "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

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

    "Capital Stock" means:

      (1) in the case of a corporation, corporate stock;

      (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

      (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

      (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "Cash Equivalents" means:

      (1) United States dollars and any other currency that is convertible into United States dollars without legal restrictions and which is utilized by Airgas or any of its Restricted Subsidiaries in the ordinary course of its business;

      (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

      (3) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

      (4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

      (5) commercial paper maturing not more than 365 days after the date of acquisition of an issuer with a rating, at the time of which any investment therein is made, of "A-1" (or higher) according to S&P or "P-1" (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments;

      (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

      (7) in the case of any Subsidiary organized or having is principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which that Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (6) above, including, without limitation, any deposit with a bank that is a lender to any Restricted Subsidiary of Airgas.

    "Change of Control" means the occurrence of any of the following:

      (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Airgas and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

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

      (2) the adoption of a plan relating to the liquidation or dissolution of Airgas;

      (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) other than the Principal and its Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Airgas, measured by voting power rather than number of shares; or

      (4) the first day on which a majority of the members of the Board of Directors of Airgas are not Continuing Directors.

    "Change of Control Offer" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Change of Control."

    "Change of Control Payment" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Change of Control."

    "Change of Control Payment Date" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Change of Control."

    "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

      (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

      (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

      (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

      (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

      (5) any extraordinary non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

    Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of Airgas will be added to Consolidated Net Income to compute Consolidated Cash Flow of Airgas only to the extent that a corresponding amount would be permitted at the date of determination to be dividended, distributed or otherwise transferred to Airgas by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

    "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

      (1) the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will not be included except such Net Income will be included to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

      (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

      (3) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

      (4) the cumulative effect of a change in accounting principles will be excluded.

    "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Airgas who:

      (1) was a member of such Board of Directors on the date of the indenture; or

      (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

      (3) is a designee of a Principal or was nominated by a Principal.

    "Covenant Defeasance" has the meaning set forth above under the caption "Legal Defeasance and Covenant Defeasance."

    "Credit Facilities" means, one or more debt facilities (including, without limitation, the New Credit Facility) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Facility or a successor Credit Facility, whether by the same or any other lender or group of lenders.

    "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

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

    "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "Defeasance Trust" has the meaning set forth above under the caption "Legal Defeasance and Covenant Defeasance."

    "Designated Senior Debt" means:

      (1) any Indebtedness outstanding under the New Credit Facility; and

      (2) after payment in full of all Obligations under the New Credit Facility, any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by Airgas as "Designated Senior Debt."

    "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event (other than any event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Airgas to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Airgas may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

    "Domestic Subsidiary" means any Restricted Subsidiary of Airgas that was formed under the laws of the United States or any state of the United States or the District of Columbia.

    "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "Excess Proceeds" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Assets Sales."

    "Existing Indebtedness" means Indebtedness of Airgas and its Subsidiaries (other than Indebtedness under the Credit Facilities) in existence on the date of the indenture, until such amounts are repaid.

    "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

      (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

      (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

      (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

      (4) the product of (a) all dividends, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Airgas (other than Disqualified Stock) or the applicable Restricted Subsidiary or to Airgas or a Restricted Subsidiary of Airgas, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the effective combined federal, state and local tax rate of such Person for such period as estimated by the chief financial officer in good faith, expressed as a decimal;

in each case, on a consolidated basis and in accordance with GAAP.

    "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

    In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

      (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reduction in taxes other than income taxes and other cost savings reasonably expected to be realized from such acquisition, as determined in good faith by the principal financial officer of Airgas (regardless of whether such costs savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission), but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

      (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

      (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date.


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

    For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Fixed Charges associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Airgas. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

    "Foreign Subsidiary" means any Restricted Subsidiary of Airgas that is not a Domestic Subsidiary.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from on the date of the indenture, provided that, upon adoption, the Proposed Accounting Changes will be treated as being in effect as of the date of the indenture.

    "Government Securities" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

    "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

    "Guarantors" means any Subsidiary of Airgas that guarantees the notes in accordance with the provisions of the indenture.

    "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under any Interest Rate or Currency Agreement.

    "Holder" means the Person in whose name a note is registered on the registrar's books.

    "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

      (1) in respect of borrowed money;

      (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

      (3) in respect of banker's acceptances;

      (4) representing Capital Lease Obligations;

      (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

      (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with

GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

    The amount of any Indebtedness outstanding as of any date will be:

      (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; or

      (2) the principal amount of the Indebtedness.

    In addition, for the purpose of avoiding duplication in calculating the outstanding principal amount of Indebtedness for purposes of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock", Indebtedness arising solely by reason of the existence of a Lien to secure other Indebtedness permitted to be incurred under the covenant described under the caption "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock" will not be considered incremental Indebtedness.

    Indebtedness shall not include the obligations of any Person (A) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business, (B) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents and (C) resulting from representations, warranties, covenants and indemnities given by such Person that are reasonably customary for sellers or transferors in an accounts receivable securitization transaction.

    "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided however, that such firm is not an Affiliate of Airgas.

    "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

    "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

    "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Airgas or any Restricted Subsidiary of Airgas sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Airgas such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Airgas, Airgas will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments." The acquisition by Airgas or any Restricted Subsidiary of Airgas of a Person that holds an Investment in a third Person will be deemed to be an Investment by Airgas or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

    Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

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

    "Legal Defeasance" has the meaning set forth above under the caption "Legal Defeasance and Covenant Defeasance."

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

      (1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

      (2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss); and

      (3) any non-cash charges taken in connection with any loss realized upon the sale of capital stock of, or assets comprising, any of the Specified Businesses or any write-down of assets constituting any of the Specified Businesses.

    "Net Proceeds" means the aggregate cash proceeds received by Airgas or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but only as and when received), in each case net of

      (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees, appraiser fees, cost of preparation of assets for sale, and any relocation expenses incurred as a result of the Asset Sale;

      (2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

      (3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale;

      (4) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale; and

      (5) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "New Credit Facility" means that certain Tenth Amended and Restated Credit Agreement, dated as of July 30, 2001, by and among Airgas, the Canadian borrowing subsidiaries named therein, the guarantor subsidiaries named therein, Bank of America, N.A., as U.S. Agent, the Canadian Agent and the other Lenders named therein providing for $367.5 million of dollar-denominated loans and CDN$50 million of Canadian dollar-denominated loans, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or Refinanced from time to time including

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

any agreement extending the maturity of, Refinancing from time to time including any agreement extending the maturity of, Refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of Airgas as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

    "Non-Recourse Debt" means Indebtedness:

      (1) as to which neither Airgas nor any of its Restricted Subsidiaries
  (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;

      (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Airgas or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

      (3) as to which the lenders have been notified in writing (which may be by the terms of the instrument evidencing such Indebtedness) that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by Airgas or any of its Restricted Subsidiaries) or assets of Airgas or any of its Restricted Subsidiaries.

    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Payment Default" has the meaning set forth above under the caption "Events of Default and Remedies."

    "Permitted Business" means any business that derives a majority of its revenues from the business engaged in by Airgas and its Restricted Subsidiaries on the date of original issuance of the notes and/or activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Airgas and its Restricted Subsidiaries are engaged on the date of original issuance of the notes.

    "Permitted Investments" means:

      (1) any Investment in Airgas or in a Restricted Subsidiary of Airgas;

      (2) any Investment in cash or Cash Equivalents;

      (3) any Investment by Airgas or any Restricted Subsidiary of Airgas in a Person, if as a result of such Investment:

         (a) such Person becomes a Restricted Subsidiary of Airgas; or

         (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Airgas or a Restricted Subsidiary of Airgas;

      (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales;"


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      (5) any investment to the extent made in exchange for the issuance of
  Equity Interests (other than Disqualified Stock) of Airgas;

      (6) Hedging Obligations;

      (7) any Investment in Permitted Joint Ventures, provided, except with respect to any Investment resulting from the sale of capital stock or assets of any Specified Business, that at the time of and immediately after giving pro forma effect to such Investment (and any related transaction or series of transactions), Airgas would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio Test set forth under the first paragraph of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock;"

      (8) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

      (9) transactions with officers, directors and employees of Airgas or any of its Restricted Subsidiaries entered into in the ordinary course of business (including compensation, employee benefit or indemnity arrangements with any such officer, director or employee) and consistent with past business practices;

      (10) any Investment consisting of a guarantee permitted under "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" above;

      (11) Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with dispositions of obsolete or worn out assets permitted pursuant to the indenture;

      (12) advances, loans or extensions of credit to suppliers in the ordinary course of business by Airgas or any of its Restricted
  Subsidiaries;

      (13) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

      (14) loans and advances to employees made in the ordinary course of business;

      (15) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

      (16) Investments in any Person to the extent such Investment existed on date of the indenture and any Investment that replaces, refinances or refunds such an Investment, provided that the new Investment is in an amount that does not exceed that amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded;

      (17) Investments relating to any special purpose Affiliate of Airgas organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of Airgas, are necessary or advisable to effect that Receivables Facility; and

      (18) other Investments in any Person having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (18) since the date of the indenture that are at the time outstanding not to exceed $25.0 million.

    "Permitted Joint Venture" means a corporation, partnership or other entity (other than a Subsidiary of Airgas) engaged in one or more Permitted Businesses in respect of which Airgas or a Restricted Subsidiary (a) beneficially owns at least 25% of the Equity Interest of such entity and (b) either is a party to an agreement empowering one or more parties to such agreement (which may or

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

may not be Airgas or its Restricted Subsidiary), or is a member of a group that pursuant to the constituent documents of the applicable corporation, partnership or other entity, has the power, to direct the policies, management and affairs of such entity.

    "Permitted Junior Securities" means:

      (1) Equity Interests in Airgas or any Guarantor; or

      (2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to at least the same extent as the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

    "Permitted Refinancing Indebtedness" means any Indebtedness of Airgas or any of its Restricted Subsidiaries issued to Refinance other Indebtedness of Airgas or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

      (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being Refinanced (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

      (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced;

      (3) if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being Refinanced; and

      (4) such Indebtedness is incurred either by Airgas or by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

    "Principal" means Peter McCausland (and in the event of his incompetency or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, "heirs")) or any Person controlled, directly or indirectly, by Peter McCausland or his heirs.

    "Proposed Accounting Changes" means the currently proposed accounting changes by the Financial Accounting Standards Board relating to business combinations and amortization of goodwill, in the form such changes are finally adopted by the Financial Accounting Standards Board.

    "Public Equity Offering" means any underwritten public offering of common stock of Airgas.

    "Rating Agency" means S&P and Moody's or, if S&P or Moody's or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Airgas (as certified by a resolution of the Board of Directors of Airgas) which shall be substituted for S&P or Moody's or both, as the case may be.

    "Receivable Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which Airgas or any of its Restricted Subsidiaries sells its accounts receivable to an Accounts Receivables Entity.

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

    "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

    "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

    "Related Party" means:

      (1) any immediate family member (in the case of an individual) of the Principal; or

      (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Principal.

    "Restricted Investment" means an Investment other than a Permitted
Investment.

    "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "S&P" means Standard & Poor's Rating Group, Inc. and its successors.

    "Senior Debt" means:

      (1) all Indebtedness of Airgas or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

      (2) any other Indebtedness of Airgas or any Guarantor permitted to be incurred under the terms of the indenture; and

      (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

unless in the case of clauses (1) and (2), the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Subsidiary Guarantee, as the case may be.

    Notwithstanding anything to the contrary in the preceding paragraph, Senior Debt will not include:

      (1) any liability for federal, state, local or other taxes owed or owing by Airgas or any Guarantor;

      (2) any intercompany Indebtedness of Airgas or any of its Restricted Subsidiaries owing to Airgas or any of its Affiliates;

      (3) any trade payables; or

      (4) the portion of any Indebtedness that is incurred in violation of the indenture, provided that such Indebtedness shall be deemed not to have been incurred in violation of the indenture for purposes of this clause
  (4) if (x) the holders of such Indebtedness or their representative or Airgas shall have furnished to the trustee an opinion of recognized independent legal counsel addressed to the trustee (which legal counsel may, as to matters of fact, rely upon an officers' certificate) to the effect that the incurrence of such Indebtedness does not violate the provisions of the indenture or (y) such Indebtedness consists of Indebtedness under any Credit Facility and holders of such Indebtedness or their agent or representative (I) had no actual knowledge at the time of the incurrence that the incurrence of such Indebtedness violated the indenture

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

  and (II) shall have received an officers' certificate to the effect that the incurrence of such Indebtedness does not violate the provisions of the indenture.

    "Senior Subordinated Indebtedness" means, with respect to any Person, the notes (in the case of Airgas), the Subsidiary Guarantees (in the case of a Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the notes or such Subsidiary Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Debt of such Person.

    "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

    "Specified Businesses" means the Air Separation Units and related facilities and contracts of Nitrous Oxide Corp., Airgas Canada, Inc. and Rutland Tool & Supply Co., Inc.

    "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid, including any mandatory redemption provision, but excluding any provision providing for any contingent obligations to repay, redeem or repurchase any such interest or principal at the option of the Holder thereof.

    "Subsidiary" means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and
(b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time. The term "Subsidiary" or "Subsidiaries" shall include National Welders Supply Company, Inc. at such time, if ever, as National Welders Supply Company, Inc. is required to be consolidated with Airgas in accordance with GAAP.

    "Subsidiary Guarantee" means a Guarantee by a Guarantor of Airgas' obligations with respect to the notes.

    "Treasury Rate" means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to October 1, 2006, provided that if the period from the Redemption Date to October 1, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

    "Unrestricted Subsidiary" means any Subsidiary of Airgas that is designated by the Board of Directors of Airgas as an Unrestricted Subsidiary pursuant to a Board Resolution and any Subsidiary of an Unrestricted Subsidiary, but only to the extent that such Subsidiary:

      (1) has no Indebtedness other than Non-Recourse Debt;

      (2) is a Person with respect to which neither Airgas nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to

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

  maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

      (3) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Airgas or any of its Restricted Subsidiaries;

    Any designation of a Subsidiary of Airgas as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Airgas as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Airgas will be in default of such covenant. The Board of Directors of Airgas may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Airgas of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default would be in existence following such designation.

    "U.S. Dollar Equivalent" means, with respect to any monetary amount in a currency other than U.S. Dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

    "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

      (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

      (2) the then outstanding principal amount of such Indebtedness.

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            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a general summary of certain U.S. Federal income tax consequences of the exchange offer to holders of old notes. The summary below is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. Federal income tax consequences that may be applicable to particular holders, including dealers in securities, financial institutions, insurance companies and tax-exempt organizations. In addition, this summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. This summary applies only to a holder that acquired old notes at original issue for cash and holds such old notes as a capital asset within the meaning of Section 1221 of the Code. Holders of old notes considering the exchange offer should consult their own tax advisors concerning the U.S. Federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

    An exchange of old notes for new notes pursuant to the exchange offer will not be treated as a taxable exchange or other taxable event for U.S. Federal income tax purposes. Accordingly, there will be no U.S. Federal income tax consequences to holders who exchange their old notes for new notes in connection with the exchange offer and any such holder will have the same adjusted tax basis and holding period in the new notes as it had in the old notes immediately before the exchange.

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

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with nay resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 120 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until October 27, 2001, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

    We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 120 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters in connection with the new notes will be passed upon for Airgas by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

    The consolidated financial statements and schedules of Airgas, Inc. as of March 31, 2001 and 2000, and for each of the years in the three-year period ended March 31, 2001, have been incorporated by reference into this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


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                                  $225,000,000

                   9.125% Senior Subordinated Notes due 2011


                                [LOGO OF AIRGAS]


                                  Airgas, Inc.

                               OFFER TO EXCHANGE
         all Outstanding 9.125% Senior Subordinated Notes due 2011 for
      9.125% Senior Subordinated Notes due 2011 which have been Registered under the Securities Act of 1933


                               ----------------
                                   Prospectus

                               September 17, 2001
                               ----------------


    Until October 27, 2001, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


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